EXHIBIT 2.1

PURCHASE AGREEMENT
dated as of
March 21, 2018
by and among
SONOCO PLASTICS, INC.,
as Purchaser,
HIGHLAND PACKAGING SOLUTIONS, INC.,
as the Company,
each of the Holders identified on the signature pages hereto, as the Holders,
JOHN D. DURHAM,
As Holders’ Representative
and
SONOCO PRODUCTS COMPANY,
as the Parent Guarantor

TABLE OF CONTENTS
Page
Article I CERTAIN DEFINITIONS.....................................................................................................1

Section 1.1	Definitions ..................................................................................................1

Section 1.2	Construction............................................................................................13
Article II PURCHASE AND SALE OF SHARES; CLOSING................................................14

Section 2.1	Transaction..............................................................................14

Section 2.2	Closing Transactions...............................................................14
Article III EFFECTS OF THE SALE ON THE SUBJECT SHARES..............................15

Section 3.1	Purchase Price..........................................................................15

Section 3.2	Estimated Closing Statement...................................................15

Section 3.3	Adjustment Amount.................................................................15

Section 3.4	Outstanding Company Expenses.............................................18

Section 3.5	Repayment of Funded Debt.....................................................19

Section 3.6	Withholding.............................................................................19

Section 3.7	RWI Policy...............................................................................19

Section 3.8	Holders’ Representative Fund..................................................19

Section 3.9	Contingent Purchase Price.......................................................20
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............22

Section 4.1	Organization.............................................................................22

Section 4.2	Subsidiary.................................................................................22

Section 4.3	Due Authorization .................................................................................22

Section 4.4	No Conflict...............................................................................23

Section 4.5	Governmental Authorities; Consents.......................................24

Section 4.6	Capitalization...........................................................................24

Section 4.7	Financial Statements................................................................25

Section 4.8	Undisclosed Liabilities............................................................25

Section 4.9	Litigation and Proceedings......................................................25

Section 4.10	Compliance with Laws............................................................26

Section 4.11	Contracts; No Defaults............................................................26

Section 4.12	Company Benefit Plans...........................................................28

Section 4.13	Employees and Labor Matters.................................................30

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Section 4.14	Taxes........................................................................................31

Section 4.15	Brokers’ Fees...........................................................................33

Section 4.16	Insurance..................................................................................33

Section 4.17	Real Property; Assets...............................................................34

Section 4.18	Environmental Matters.............................................................34

Section 4.19	Absence of Changes.................................................................35

Section 4.20	Affiliate Agreements................................................................36

Section 4.21	Intellectual Property.................................................................36

Section 4.22	Permits.....................................................................................37

Section 4.23	Customers and Vendors............................................................37

Section 4.24	Title to Assets; Condition and Sufficiency of Assets...............37

Section 4.25	Inventory..................................................................................38

Section 4.26	Accounts Receivable...............................................................38

Section 4.27	Books and Records..................................................................38

Section 4.28	Prohibited Payments................................................................39

Section 4.29	No Other Representations ..................................................................39
Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER....................39

Section 5.1	Organization............................................................................39

Section 5.2	Due Authorization ................................................................................39

Section 5.3	No Conflict..............................................................................40

Section 5.4	Litigation and Proceedings......................................................40

Section 5.5	Governmental Authorities; Consents.......................................40

Section 5.6	Financial Ability.......................................................................40

Section 5.7	Brokers’ Fees...........................................................................41

Section 5.8	Solvency...................................................................................41
Article VI COVENANTS of THE COMPANY OR THE HOLDERS..............................41

Section 6.1	Conduct of Business................................................................41

Section 6.2	Inspection.................................................................................43

Section 6.3	HSR Act and Regulatory Approvals........................................44

Section 6.4	Termination of Certain Agreements.........................................45

Section 6.5	Company Real Property Certificate.........................................45

Section 6.6	Leased Real Property Estoppel................................................45

Section 6.7	Restructuring............................................................................45

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Article VII COVENANTS OF PURCHASER..................................................................46

Section 7.1	HSR Act and Regulatory Approvals........................................46

Section 7.2	Indemnification and Insurance.................................................47

Section 7.3	Post-Closing Access; Preservation of Records........................48

Section 7.4	Conversion or Liquidation of Seller.........................................48
Article VIII JOINT COVENANTS...................................................................................49

Section 8.1	Support of Transaction.............................................................49

Section 8.2	Escrow Agreement...................................................................49

Section 8.3	Tax Matters..............................................................................49
Article IX CONDITIONS TO OBLIGATIONS................................................................53

Section 9.1	Conditions to Obligations of Purchaser, the Company, the Seller and the Holders..............................................................53

Section 9.2	Conditions to Obligations of Purchaser...................................54

Section 9.3	Conditions to the Obligations of the Company, Seller and Holders.....................................................................................55

Section 9.4	Satisfaction of Conditions........................................................56
Article X TERMINATION/EFFECTIVENESS................................................................56

Section 10.1	Termination..............................................................................56

Section 10.2	Effect of Termination...............................................................57
Article XI INDEMNIFICATION.......................................................................................57

Section 11.1	Survival of Representations, Warranties and Covenants.........57

Section 11.2	Indemnification........................................................................58

Section 11.3	Indemnification Claim Procedures..........................................58

Section 11.4	Limitations on Indemnification Liability.................................59

Section 11.5	Mitigation of Damages............................................................61

Section 11.6	Indemnification Sole and Exclusive Remedy..........................61

Section 11.7	Release of Escrow .................................................................................62
Article XII MISCELLANEOUS........................................................................................63

Section 12.1	Waiver......................................................................................63

Section 12.2	Notices.....................................................................................63

Section 12.3	Assignment..............................................................................64

Section 12.4	Rights of Third Parties.............................................................64

Section 12.5	Expenses..................................................................................65

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Section 12.6	Governing Law.........................................................................65

Section 12.7	Captions; Counterparts.............................................................65

Section 12.8	Schedules and Exhibits............................................................65

Section 12.9	Entire Agreement.....................................................................65

Section 12.10	Amendments............................................................................66

Section 12.11	Publicity...................................................................................66

Section 12.12	Severability..............................................................................66

Section 12.13	Jurisdiction; WAIVER OF TRIAL BY JURY..........................66

Section 12.14	Enforcement.............................................................................67

Section 12.15	Non-Recourse..........................................................................67

Section 12.16	Acknowledgement and Waiver................................................68

Section 12.17	Parent Guarantee......................................................................69
Article XIII HOLDERS’ REPRESENTATIVE.................................................................70

Section 13.1	Appointment............................................................................70

Section 13.2	Holders’ Representative Fund..................................................71

Section 13.3	Substitute Appointment............................................................72

Section 13.4	Reliance by Holders’ Representative.......................................72

Section 13.5	No Liability of Holders’Representative...................................72

Exhibits
Exhibit 3.3(d)        Form of Escrow Agreement
Exhibit 6.6        Form of Sublandlord Consent and Estoppel
Exhibit 9.1(c)        Form of Transition Services Agreement
Exhibit 9.1(d)        Lease Agreement (Mulberry Property)
Exhibit 9.2(e)        Form of Non-Competition and Non-Solicitation Agreement
Exhibit 9.3(e)        Form of Supply Agreement

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of March 21, 2018, is entered into by and among Sonoco Plastics, Inc., a Delaware corporation (“Purchaser”), Highland Packaging Solutions, Inc., a Florida corporation, each of the shareholders of the Company identified on the signature pages hereto (each, a “Holder” and collectively, the “Holders”), John D. Durham, as the Holders’ Representative appointed pursuant to Section 13.1 and Sonoco Products Company, a South Carolina corporation (“Parent Guarantor”). Purchaser, the Company, and the Holders are referred to herein, collectively, as the “Parties” and, individually, each a “Party.”
RECITALS
WHEREAS, the Holders directly own all of the issued and outstanding Common Stock of the Company;
WHEREAS, as provided herein, the Holders prior to Closing shall enter into a restructuring transaction to contribute the Common Stock to a newly formed corporation, make a qualified subchapter S subsidiary election for the Company and then convert the Company to a Florida limited liability company; and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from a newly formed corporation owned by the Holders, and the Holders desire to cause such newly formed corporation to sell to Purchaser, all of the issued and outstanding limited liability company membership interests of the Company after Conversion (the “Highland Interests”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Purchaser, the Company, and the Holders agree to the terms and conditions set forth below.

ARTICLE I
CERTAIN DEFINITIONS
Section 1.1Definitions. As used herein, the following terms shall have the following meanings:
“Additional Purchase Price” has the meaning specified in Section 8.3(k).
“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case that is by or before any Governmental Authority.
“Adjustment Amount” means the amount (which may be positive or negative) equal to the sum of (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)) minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Funded Debt Amount minus the Closing Date Funded Debt Amount (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)), plus

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(iii) the Closing Date Cash Amount (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)) minus the Estimated Closing Date Cash Amount, plus (iv) the Estimated Closing Date Outstanding Company Expenses minus the Closing Date Outstanding Company Expenses (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)).
“Adjustment Escrow Account” means one or more accounts maintained by the Escrow Agent in which the Adjustment Escrow Amount is deposited in accordance with the Escrow Agreement.
“Adjustment Escrow Amount” means an amount equal to $1,450,000.
“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Adjustment Escrow Funds shall not include the Indemnification Escrow Funds.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For these purposes, “control,” including the terms “controlled by” and “under common control with,” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.
“Affiliate Agreement” has the meaning specified in Section 4.20.
“Agreement” has the meaning specified in the Preamble hereto.
“Allocation Percentage” means, with respect to each Holder, the percentage set forth opposite such Holder’s name on Schedule 1.1(a).
“Anti-Corruption Laws” has the meaning specified in Section 4.28.
“Audited Financial Statements” has the meaning specified in Section 4.7.
“Basket Amount” has the meaning specified in Section 11.4(b).
“Branscomb” has the meaning specified in Section 12.16(a).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Capitalized Leases” has the meaning given to such term in the definition of Funded Debt.
“Cash and Cash Equivalents” means, of any Person as of any date, the cash and cash equivalents and marketable securities, both to the extent convertible to cash within thirty (30) days, held by such Person, plus deposits in transit, and less Mailed Checks and excluding cash or cash equivalents not freely usable because they are subject to restrictions, limitations or taxes on

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use or distribution by Law, contract or otherwise, including restrictions on dividends and repatriation or any other form of restriction, in each case, as determined in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2016.
“Change in Control Payments” means any amounts payable (whether now or in the future) to any director, employee or officer of the Company solely as a result of the Transaction or any of the transactions contemplated by this Agreement, including any change in control or similar payments including the employer portion of any Taxes on such payments.
“Closing” has the meaning specified in Section 2.2(a).
“Closing Date” has the meaning specified in Section 2.2(a).
“Closing Date Cash Amount” means the amount of any Cash and Cash Equivalents of the Company, calculated as of 11:59 p.m. Florida time on the day immediately preceding the Closing Date.
“Closing Date Funded Debt Amount” means all amounts owing with respect to any Funded Debt of the Company, calculated as of 11:59 p.m. Florida time on the day immediately preceding the Closing Date.
“Closing Date Net Working Capital” means the amount of Net Working Capital, calculated as of 11:59 p.m. Florida time on the day immediately preceding the Closing Date.
“Closing Date Outstanding Company Expenses” means the amount of Outstanding Company Expenses, calculated as of 11:59 p.m. Florida time on the day immediately preceding the Closing Date.
“Closing Purchase Price” has the meaning specified in Section 3.1.
“Closing Time” has the meaning specified in Section 2.2(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Company, $1.00 par value per share in existence prior to the Conversion.
“Company” means Highland Packaging Solutions, Inc., a Florida corporation prior to the Conversion and Highland Packaging Solutions, LLC, a Florida limited liability company after the Conversion.
“Company Benefit Plan” has the meaning specified in Section 4.12(a).
“Company Cure Period” has the meaning specified in Section 10.1(b).
“Company’s Knowledge” means the actual knowledge of John Allen Baird, Steven L. Maxwell, William Raymond Clark, Jr. and Roger Dale Hanna, Jr.

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“Company Indemnified Persons” has the meaning specified in Section 7.2(a).
“Company Subsidiary” has the meaning specified in Section 4.2.
“Confidentiality Agreement” has the meaning specified in Section 12.9.
“Contingent Purchase Price” has the meaning specified in Section 3.9.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.
“Conversion” has the meaning specified in Section 6.7(b).
“Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2017, by and between Fifth Third Bank and the Company, as amended, supplemented or otherwise modified from time to time.
“Credit Documents” means the Credit Agreement and the Loan Documents (as defined in the Credit Agreement).
“Damages” means losses, damages, liabilities, costs, deficiencies, proceedings, fines or expenses, including all interest, penalties, judgments, reasonable attorneys’ fees, reasonable fees of accountants, consultants and experts, the cost of investigation, defense and collection and amounts paid in settlement, whether or not involving a third party claim, but excluding any unforeseeable or punitive damages (except to the extent paid pursuant to a third party claim).
“Deficit Amount” has the meaning specified in Section 3.3(d).
“Determination Date” has the meaning specified in Section 3.3(b).
“DOJ” means the Antitrust Division of the United States Department of Justice.
“Enterprise Value” has the meaning specified in Section 3.1(a).
“Environmental Claim” means any Action by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation,

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reuse, treatment, generation, discharge, transportation,
processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with either any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, equity interests or any similar term under Law, including nominee, qualifying and similar shares.
“ERISA” has the meaning specified in Section 4.12(a).
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414(b) or (c) of the Code.
“Escrow Agent” has the meaning specified in Section 3.3(d).
“Escrow Agreement” has the meaning specified in Section 3.3(d).
“Escrow Amount” means an amount equal to the sum of (x) the Adjustment Escrow Amount and (y) the Indemnification Escrow Amount.
“Estimated Closing Date Cash Amount” has the meaning specified in Section 3.2.
“Estimated Closing Date Funded Debt Amount” has the meaning specified in Section 3.2.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.2.
“Estimated Closing Date Outstanding Company Expenses” has the meaning specified in Section 3.2.
“Estimated Closing Statement” has the meaning specified in Section 3.2.

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“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $25,000,000.
“Financial Statements” has the meaning specified in Section 4.7.
“Florida Act” means the Florida Business Corporation Act, as amended from time to time.
“F Reorganization” has the meaning specified in Section 6.7(a).
“FTC” means the United States Federal Trade Commission.
“Fundamental Representations” shall mean the representations and warranties under Section 4.1(a) (Organization), the first two sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), Section 4.14 (Taxes) and Section 4.15 (Brokers’ Fees).
“Funded Debt” of any Person as of any date means (a) all indebtedness of such Person and its consolidated Subsidiary for borrowed money including, but not limited to, all indebtedness under the Credit Agreement and the Holders’ Loan Documents, (b) all obligations as lessee under leases required to be capitalized under GAAP (as historically applied by the Company and its Subsidiary prior to the date hereof) (“Capitalized Leases”), (c) deposits or advances of any kind from the customers of the Company or the Company Subsidiary in connection with the payment for goods or services to be delivered or performed by the Company or the Company Subsidiary at a future date, (d) Liens securing rental payments under capital lease agreements, (e) all letters of credit facilities (to the extent drawn down), and (f) all other obligations for accounts payable or other borrowed money to the extent not included as a liability in the calculation of Closing Date Net Working Capital, together with all accrued but unpaid interest thereon as of such date and all prepayment penalties, breakage fees and other exit fees paid or payable in the event that such indebtedness set forth in (a) through (f) above is to be repaid or otherwise discharged as of such date of determination.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

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“Highland Interests” has the meaning specified in the Recitals hereto.
“Holders” has the meaning specified in the Preamble hereto.
“Holders’ Loan Documents” means (a) $6,800,000 Subordinate Promissory Note effective as of October 9, 2012 by the Company in favor of Spec-Tacular, Inc., as amended, (b) Security Agreement effective as of October 9, 2012 by the Company in favor of Spec-Tacular, Inc. and (d) loan documents that are planned to be entered into by the Company in favor of Spec-Tacular, Inc. in connection with covering the Company’s obligation to pay the purchase price for the acquisition of title to the Spec-Tacular Leased Assets by the Company from Spec-Tacular, Inc. (which at the same time will have first acquired title to the Spec-Tacular Leased Assets from Frost Bank), which purchase is to be effectuated prior and as a condition to the Closing.
“Holders’ Representative” is defined in Section 13.1(a).
“Holders’ Representative Fund” means an amount equal to $200,000.00 held in an account designated by the Holders’ Representative for purposes of funding the performance by the Holders’ Representative of its duties under this Agreement as described in Section 13.2.
“Holders’ Tax Contest Claim” has the meaning specified in Section 8.3(f).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any Tax (including any franchise tax) measured by reference to net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indemnification Claim” means any claim in respect of which an Indemnified Party is reasonably likely to incur Damages that are indemnifiable pursuant to Article XI.
“Indemnification Escrow Account” means one or more accounts maintained by the Escrow Agent in which the Indemnification Escrow Amount is deposited in accordance with the Escrow Agreement.
“Indemnification Escrow Amount” means an amount equal to $1,500,000.00, as such amount may be reduced pursuant to Section 11.7.
“Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Indemnification Escrow Funds shall not include the Adjustment Escrow Funds.
“Indemnified Party” has the meaning specified in Section 11.3(a).

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“Indemnitor” means the party required to provide indemnification pursuant to
Section 11.2.
“Independent Accountant” has the meaning specified in Section 3.3(b).
“Information or Document Requests” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third-party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.
“Information Technology” means computer systems, databases, network and communication systems, software and hardware (including associated user manuals, object code and source code) which is owned or used by the Company and the Company Subsidiary.
“Intellectual Property” means all intellectual property rights, including: (i) all patents and patent applications, (ii) all trademarks, service marks and trade names and all applications and registrations in connection therewith, (iii) all copyrights and all applications and registrations in connection therewith, and (iv) all trade secrets.
“Interim Financial Statements” has the meaning specified in Section 4.7.
“IT Systems” means all information systems (including hardware, networks, peripherals, computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, software (including all computer programs and all software implementations of algorithms, models and methodologies, whether in source code or object code), databases and associated documentation) that are owned by the Company or any Company Subsidiary.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” has the meaning specified in Section 4.17(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
“Mailed Checks” means, as of the time of determination, checks that have been mailed by the Company or the Company Subsidiary but not cashed by the recipient thereof.
“Material Adverse Effect” means, with respect to any Person, any change, event, effect, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Person and its Subsidiaries, taken as a whole, or to the ability of any Person to consummate timely the transactions contemplated hereby provided, however, that in no event would any of the following (or the effect of any of the

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following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of any Person: (a) any change in applicable Laws or GAAP or any interpretation thereof to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transaction or the other transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which such Person or any of its Subsidiaries operates or the economy as a whole to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Purchaser, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and other force majeure event, (g) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel or (h) any failure of such Person and its Subsidiaries, taken as a whole, to meet any projections, budgets or forecasts; provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, budgets or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
“Material Permits” has the meaning specified in Section 4.22.
“Multiemployer Plan” has the meaning specified in Section 4.12(b).
“Net Working Capital” means (without duplication), with respect to the Company at any given time, the aggregate value (expressed as a positive or negative number) of the current assets of the Company minus the current liabilities of the Company, in each case, determined on a consolidated basis, calculated in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2016, as adjusted by the accounting practices, principles, policies, and methodologies set forth on Schedule 1.1(b) and calculated in the same form as the illustrative example of Net Working Capital as of December 31, 2016 set forth on Schedule 1.1(b); provided that Net Working Capital shall exclude (i) Cash and Cash Equivalents, (ii) Outstanding Company Expenses, (iii) Funded Debt and (iv) all income Tax assets and income Tax liabilities.
“Non-Competition and Non-Solicitation Agreement” are the agreements to be delivered under Section 9.2(e).

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“Organizational Documents” means with respect to any corporation, limited liability company, partnership, trust or other legally authorized incorporated or unincorporated entity, the articles of incorporation, articles of organization, articles of association, articles of formation, trust agreement or other applicable organizational or charter documents relating to the creation of such entity.
“Outstanding Company Expenses” has the meaning specified in Section 3.4.
“Parent Guarantor” has the meaning specified in the Preamble hereto.
“Party” and “Parties” has the meaning specified in the Preamble hereto.
“Pending Claim” has the meaning specified in Section 11.7.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under lease agreements in which the Company is a lessee, (iv) other Liens arising in the ordinary course of business, not incurred in connection with the borrowing of money, and that do not interfere with the value of, or the ordinary use of, the affected asset, (v) Liens arising under the Credit Documents, and (vi) Liens described on Schedule 1.1(c).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Post-Closing Statement” has the meaning specified in Section 3.3(a).
“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Tax Period beginning on or after the Closing Time on the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion of any Straddle Tax Period through the Closing Time on the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company with respect to all Pre-Closing Tax Periods.
“Purchase Price” has the meaning specified in Section 3.1(a).
“Purchase Price Allocation Schedule” has the meaning specified in Section 8.3(i).
“Purchaser” has the meaning specified in the Preamble hereto.

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“Purchaser Cure Period” has the meaning specified in Section 10.1(c).
“Purchaser Indemnified Parties” has the meaning specified in Section 11.2(a).
“Real Property” means the Leased Real Property.
“Real Property Leases” has the meaning specified in Section 4.17(b).
“Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Regulatory Consent Authorities” means the DOJ or the FTC.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“Restructuring” has the meaning specified in Section 6.7.
“Retained Customers” is defined in Section 3.9(a).
“RWI Policy” means the representations and warranty insurance policy to be obtained by the Purchaser on or prior to Closing.
“S Corporation Returns” has the meaning specified in Section 8.3(b).
“Seller” has the meaning specified in Section 6.7(a)
“Shareholders Agreements” means collectively, (i) that certain Second Amended and Restated Shareholders Agreement dated as of _________, 2008 by and among Steven L. Maxwell, John D. Durham, the Company and certain others, (ii) the Stock Restriction Agreement dated as of January 1, 2016, by and among Steven L. Maxwell, John D. Durham, John Allen Baird and Elaine Marie Baird, (iii) the Stock Restriction Agreement dated as of January 1, 2016, by and among Steven L. Maxwell, John D. Durham, Roger Dale Hanna, Jr. and Sherry Lynn Hanna, (iv) the Stock Restriction Agreement dated as of January 1, 2016, by and among Steven L. Maxwell, John D. Durham, William Raymond Clark., Jr. and Erika June Clark, and (v) the Stock Restriction Agreement dated as of January 1, 2017, by and among Steven L. Maxwell, John D. Durham, Hal Scott Lindley and Susan Joy Lindley.
“Spec-Tacular Lease” means the equipment sublease agreement dated as of May 7, 2012, and related Schedules thereto, between the Company and Spec-Tacular, Inc. for the lease of the Spec-Tacular Leased Assets.
“Spec-Tacular Leased Assets” mean the assets listed on Schedule 1.1(d).
“Stay Bonuses” means collectively those certain stay bonus letter agreements dated February 20, 2018 between the Company and each of Steven L. Blackwelder, Lisa Giesel and Hal Scott Lindley.

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“Straddle Tax Period” means any taxable period beginning before the Closing Date and ending on or after the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Survival Expiration Date” has the meaning specified in Section 11.1.
“Surviving Provisions” has the meaning specified in Section 10.2.
“Tax” means any (a) foreign, federal, state or local income, sales and use, excise, franchise, profits, real and personal property (tangible and intangible), gross receipts, net proceeds, turnover, license, premium, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, unemployment, severance, withholding, social security, Medicare, disability, value added, escheat, environmental, transfer, estimated or other tax imposed by a taxing authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a Person required by Law to withhold or collect taxes imposed on another person; (c) any liability for the payment of amounts of the type described in clauses (a) or (b) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (d) any interest, addition to tax or penalties imposed with respect thereto.
“Tax Contest Claim” has the meaning specified in Section 8.3(f).
“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed by a taxing authority.
“Terminating Purchaser Breach” has the meaning specified in Section 10.1(c).
“Terminating Company Breach” has the meaning specified in Section 10.1(b).
“Termination Date” has the meaning specified in Section 10.1(b).
“Title IV Benefit Plan” means a Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(37) of ERISA.
“Transaction” means the purchase and sale of the Highland Interests on the terms and subject to the conditions contemplated hereby.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Non-Competition and Non-Solicitation Agreements, the Confidentiality Agreement and all other documents delivered or required to be delivered by any Purchaser or Company at the Closing pursuant to this Agreement.

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“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Transition Services Agreement” is the agreement to be delivered under Section 9.1(c).
“Treasury Regulations” means the regulations promulgated under the Code.
“Trenam” has the meaning specified in Section 12.16(a).
“2017 Profit Sharing Plan Contributions” means those certain contributions directed by the Company to be made in calendar year 2018 to the Profit Sharing Plan of the Company (succeeded to by the Seller) out of the Closing Purchase Price but considered contributions with respect to the 2017 calendar year.
“2018 Profit Sharing Plan Contributions” those certain contributions directed by the Company to be made in calendar year 2018 to the Profit Sharing Plan of the Company (succeeded to by the Seller) out of the Closing Purchase Price and to be considered contributions with respect to the 2018 calendar year.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.
Section 1.2    Construction

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(d)References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party.
(f)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(j)All monetary figures shall be in United States dollars unless otherwise specified.

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Highland Interests, free and clear of all Liens (other than restrictions under applicable securities laws).

Section 2.2Closing Transactions.

(a)Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall be deemed to be effective at 12:01 a.m. Columbia, South Carolina time at the offices of Haynsworth, Sinkler, Boyd, P.A., 1201 Main Street, Suite 2200, Columbia, South Carolina, on the date which is ten Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Purchaser and the Company may mutually agree. The date on which the Closing is deemed to occur is referred to in this Agreement as the “Closing Date” and the time at which the Closing is deemed to occur on the Closing Date is referred to in this Agreement as the “Closing Time.”

(b)At the Closing, Seller shall deliver an assignment of the Highland Interests, in form and substance reasonably satisfactory to Purchaser and its counsel, and

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Purchaser shall pay to the Seller, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Holders at least two (2) Business Days prior to the Closing, the Closing Purchase Price reduced by the Escrow Amount and the Holders’ Representative Fund. The Contingent Purchase Price (if any) shall be paid in accordance with Section 3.9, and the Additional Purchase Price (if any) shall be paid in accordance with Section 8.3.

ARTICLE III
EFFECTS OF THE SALE ON THE SUBJECT SHARES

Section 3.1Purchase Price.

(a) Subject to the adjustments set forth in Section 3.3, the “Purchase Price” shall consist of One Hundred Forty Two Million Five Hundred Thousand Dollars ($142,500,000) in cash (the “Enterprise Value”), plus (i) if payable, the Contingent Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment Amount, less (iii) the Estimated Closing Date Funded Debt Amount, plus (iv) the Estimated Closing Date Cash Amount, plus (v) if payable, the Additional Purchase Price, and less (vi) the Estimated Closing Date Outstanding Company Expenses. The “Closing Purchase Price” shall mean the Purchase Price excluding the Contingent Purchase Price and the Additional Purchase Price.

Section 3.2Estimated Closing Statement. Not less than four (4) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth (a) its good faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) the Closing Date Funded Debt Amount (the “Estimated Closing Date Funded Debt Amount”), (iii) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”); and (iv) the Closing Date Outstanding Company Expenses (the “Estimated Closing Date Outstanding Company Expenses”), and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount.
Section 3.3Adjustment Amount

(a) As soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) calendar days thereof, Purchaser shall prepare and deliver to the Holders’ Representative a calculation of (i) the Closing Date Net Working Capital, (ii) the Closing Date Funded Debt Amount, (iii) the Closing Date Cash Amount and (iv) the Closing Date Outstanding Company Expenses (the “Post-Closing Statement”). If Purchaser’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses results in a calculation of the Adjustment Amount that is a positive number, (i) Purchaser and the Holders’ Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Seller an amount in cash equal to the Adjustment Escrow Funds and (ii) Purchaser shall pay to the Seller an amount in cash equal to Purchaser’s calculation of the Adjustment Amount. If Purchaser’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses results in a calculation of the Adjustment

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Amount that is a negative number and the absolute value of such calculation of the Adjustment Amount is less than the amount of the Adjustment Escrow Funds, Purchaser and the Holders’ Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Seller an amount in cash equal to the excess of the entire Adjustment Escrow Funds over the absolute value of Purchaser’s calculation of the Adjustment Amount. Following the delivery of the Post-Closing Statement, Purchaser shall provide the Holders’ Representative and his representatives access to the records, properties and personnel of the Company and the Company Subsidiary relating to the preparation of the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses, and shall cause the personnel of the Company to cooperate with the Holders’ Representative in connection with the Holders’ Representative’s review of the Post-Closing Statement and such calculations.
(b) If the Holders’ Representative shall disagree with the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses, the Holders’ Representative shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement including appropriate supporting calculations and schedules, within seventy-five (75) calendar days after its receipt of the Post-Closing Statement. In the event that the Holders’ Representative does not provide such a notice of disagreement within such seventy-five (75) day period, the Holders’ Representative shall be deemed to have accepted the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and the Holders’ Representative shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses. If, at the end of such period, they are unable to resolve such disagreements, then BDO USA, LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Purchaser and the Holders’ Representative) (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Purchaser and the Holders’ Representative shall promptly provide their assertions regarding the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses and, to the extent relevant thereto, the Post-Closing Statement, in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements (and provide in reasonable detail the basis for each such determination) as soon as reasonably practicable (which the parties hereto agree should not be later than forty-five (45) days following the day on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses require adjustment (only with respect to the

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remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with Section 3.3(a) (including the definitions of the defined terms used in Section 3.3(a)), and, with respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Purchaser or the Holders’ Representative, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Purchaser’s calculation of the Adjustment Amount pursuant to Section 3.3(a) or in the Holders’ Representative’s written notice of disagreement of such calculation pursuant to this Section 3.3(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The parties acknowledge that the agreements contained in this Section 3.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Purchaser fails to promptly pay any Adjustment Amount that may be payable to the Seller in accordance with this Section 3.3, or if either party fails to give the joint written instructions to the Escrow Agent in accordance with this Section 3.3 and, in order to obtain such payment or delivery of the joint written instructions to the Escrow Agent, a party commences an Action that results in a judgment against the other party for such Adjustment Amount or for the delivery of the joint written instructions to the Escrow Agent, the losing party shall pay to the prevailing party (or deliver the joint written instructions to the Escrow Agent directing it to pay), together with such Adjustment Amount, in accordance with Section 3.3(a) and Section 3.3(d), interest on such Adjustment Amount from the date Purchaser delivers to the Holders’ Representative its calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date hereof. In addition the prevailing party shall be entitled to any fees, costs and expenses (including legal fees) incurred by the prevailing party in connection with any such Action. The date on which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses are finally determined in accordance with this Section 3.3(b) is hereinafter referred to as the “Determination Date”. All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne one-half (50%) by Purchaser, on the one hand, and one-half (50%) by the Holders’ Representative, on the other hand.

(c) If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.3(a) and Section 3.3(d).
(d) On the Closing Date, Purchaser shall pay a portion of the Purchase Price equal to the Escrow Amount to JPMorgan Chase Bank, NA, as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow. The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit 3.3(d) (the “Escrow Agreement”). If the Adjustment Amount is a positive number, then (x) Purchaser shall within five (5) Business Days of the Determination Date pay to the Seller the Adjustment Amount, less any portion of the Adjustment Amount previously paid by Purchaser to the Seller pursuant to Section 3.3(a), and (y) promptly following the

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Determination Date, and in any event within five (5) Business Days of the Determination Date, Purchaser and the Holders’ Representative shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Seller an amount in cash equal to the Adjustment Escrow Funds less any portion of the Adjustment Escrow Funds previously paid by the Escrow Agent to the Seller pursuant to Section 3.3(a). If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (x) Purchaser and the Holders’ Representative shall deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Purchaser an amount of Adjustment Escrow Funds, and if such Adjustment Escrow Funds are insufficient to satisfy the Deficit Amount, from the Indemnification Escrow Funds, equal to the Deficit Amount (subject to the last sentence of this Section 3.3(d)), and (y) if any of the Adjustment Escrow Funds remain after such payment to Purchaser, the Escrow Agent shall pay to the Seller an amount in cash equal to the balance of the Adjustment Escrow Funds. Upon determination of the Adjustment Amount pursuant to Section 3.3(b) and Section 3.3(c), each of Purchaser and the Holders’ Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds (and, if applicable pursuant to the preceding sentence, the Indemnification Escrow Funds) in accordance with this Section 3.3(d). In no event shall the Seller or Holders have any liability under this Section 3.3 in excess of the Adjustment Escrow Funds and the Indemnification Escrow Funds. In no event shall Purchaser be entitled to payment pursuant to this Section 3.3(d) of any amount in excess of the sum of the Adjustment Escrow Funds and the Indemnification Escrow Funds.

(e) Except as otherwise required by Law, the parties hereto agree to treat for all Tax purposes any adjustment made pursuant to this Section 3.3 as adjustments to the Purchase Price.

Section 3.4Outstanding Company Expenses. Prior to the Closing Date, the Company shall provide to Purchaser a written report setting forth a list of the following fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, solely to the extent such fees and expenses are incurred or considered incurred through the Closing and unpaid as of 11:59 p.m. Florida time on the day immediately preceding the Closing Date, whether accrued for or not: (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby and thereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company or the Company Subsidiary in connection with the transactions contemplated hereby and thereby, (c) the Change in Control Payments, if any, (d) the 2017 Profit Sharing Plan Contribution and the 2018 Profit Sharing Plan Contribution, and (e) the premium and associated fees in connection with the “tail” policy providing directors’, officers’ and managers’ liability insurance coverage pursuant to Section 7.2(b) (the fees and expenses in the foregoing clauses (a) through (e), collectively, the “Outstanding Company Expenses”); provided that to the extent such payments are (i) amounts owed to an employee as compensation for services, such amounts shall be deposited in the Company’s payroll account and Purchaser shall cause the Company to pay such amounts to the recipients in accordance with the Company’s payroll practices within five (5) days of the Closing Date or (ii) Taxes owed to a Governmental Authority, such amounts shall be deposited with the

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Company, and Purchaser shall cause the Company to timely remit such amounts to the applicable Governmental Authority. Immediately prior to or commensurate with the Closing, Purchaser shall pay to such third-parties as are directed by the Seller with written evidence of the total amount due such third party, by wire transfer of immediately available funds an amount equal to the Outstanding Company Expenses. No amount shall be included on the Post-Closing Statement, the Estimated Closing Date Net Working Capital or the Closing Date Net Working Capital, in each case, with respect to liabilities for the Outstanding Company Expenses paid in accordance with this Section 3.4. For the avoidance of doubt, no amounts payable in connection with the repayment of the Closing Date Funded Debt Amount shall be included in the Outstanding Company Expenses.

Section 3.5Repayment of Funded Debt. Prior to the Closing, the Company shall deliver to the Purchaser payoff letters from the lender (in the case of the Credit Documents) and the holders of Holders Loan Documents (and any other indebtedness for borrowed money to banks or financial institutions, if any), which payoff letters shall state the amount of the applicable Funded Debt owed to each such lender/holder and that, if such amount is paid to such respective lender/holder on the Closing Date (or thereafter, if any applicable per diem amounts are paid), such respective lender/holder will release any and all Liens that it may have with respect to the Company and its assets. At the Closing, the Purchaser shall pay in full (on behalf of the Company), or shall cause the Company to pay in full (and shall provide sufficient funds to the Company to enable it to make such payments), an amount equal to the Funded Debt as set forth in such payoff letters for the Closing Date by wire transfer of immediately available funds in the amounts and to the lenders identified in such payoff letters.

Section 3.6Withholding. Notwithstanding any other provision in this Agreement to the contrary, any consideration payable in connection with the transactions contemplated hereby will be reduced by any Tax withholding required by Law, and any amount so withheld in compliance with applicable Law will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made. Any Person that expects to so withhold (or expects its agent to so withhold) any such Tax (other than any such Tax that is imposed on consideration that is properly treated as compensation for U.S. federal income Tax purposes) will provide notice of the expected withholding at least five (5) Business Days prior to the withholding to the Person with respect to which the withholding is to be made (and the notice will include the legal authority and the calculation method for the expected withholding), and the parties hereto will use reasonable efforts to cooperate to minimize the amount of the withholding.

Section 3.7RWI Policy. Purchaser shall pay the premium and all other costs required for issuance of the RWI Policy at Closing. The RWI Policy shall include a provision whereby insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller or any Holder with respect to any claim made by any insured thereunder (except for intentional fraud in connection with the transaction by that Holder or Seller).

Section 3.8Holders’ Representative Fund At the Closing, the Purchaser shall transfer the amount of the Holders’ Representative Fund by wire transfer of immediately available funds to an account designated in writing by the Holders’ Representative prior to the Closing.

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Section 3.9Contingent Purchase Price. In addition to the Closing Purchase Price, the Holders shall be eligible for the Contingent Purchase Price computed as follows:

(a)With respect to the first year after Closing, the Contingent Purchase Price shall equal $5,000,000 if during the period from the Closing Date until the first month end following the one year anniversary of the Closing Date (or the month end if the one year anniversary occurs on a month end) (the “First Period”) the Company has been able to maintain substantive sales relationships with substantially all of the customers listed on Schedule 3.9(a) (the “Retained Customers”).

(b)With respect to the second year after Closing, the Contingent Purchase Price shall equal $2,500,000 if during the period beginning on the day following the end of the First Period until the one year anniversary of the last day of the First Period (the “Second Period”) the Company has been able to maintain substantive sales relationships with substantially all of the Retained Customers.

(c)During the period from the Closing Date to the end of the Second Period and in an effort to maintain substantive sales relationships with substantially all of the Retained Customers, Purchaser and the Company will treat all Retained Customers in a commercially reasonable manner and will not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Contingent Purchase Price hereunder.

(d)For purposes of determining whether the Company has maintained substantive sales relationships with a particular Retained Customers, Purchaser and the Company shall count a maintained relationship with such Retained Customer by Parent Guarantor, by other Affiliates of Parent Guarantor and by any persons who may have succeeded to any of the businesses of Purchaser, the Company, Parent Guarantor or other Affiliates of Parent Guarantor.
On a quarterly basis during each of the First Period and the Second Period, Purchaser, the Holders’ Representative, Steven L. Maxwell, William Raymond Clark, Jr. and John Allen Baird shall schedule a face to face meeting to discuss (i) whether it appears that the Holders are on track to earn the applicable Contingent Purchase Price, (ii) whether any Specified Force Majeures have occurred, (iii) what effect such Specified Force Majeure may have had on the ability to maintain substantive sales relationships with the Retained Customers, (iv) whether there are any indications that a relationship with any of the Retained Customers is in jeopardy and, if so, to discuss and seek to implement an action plan to avoid the Company’s losing such relationship, and (iv) such other considerations and performance measures as may be relevant to the analysis.
Within forty five (45) days after the end of each of the First Period and the Second Period, Purchaser shall deliver to Holders’ Representative a report indicating whether the Company has been able to maintain substantive sales relationships with substantially all of the Retained Customers during each such period and its determination of whether the Contingent Purchase Price is payable for such period. Following the delivery of each such report, Purchaser shall provide the Holders’ Representative and its representatives access to the records, properties and personnel of Purchaser, the Company, the Parent Guarantor and its Affiliates relating to the relationship with each of the Retained Customers, and shall cause the personnel of the Purchaser,

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the Company, the Parent Guarantor and its Affiliates to cooperate with the Holders’ Representative in connection with the Holders’ Representative’s review of such information. The Holders’ Representative shall have forty five (45) days to object in writing to the Purchaser’s determination of whether a Contingent Purchase Price is payable for such period. If the Holders’ Representative timely objects in writing to such determination by Purchaser and the Parties cannot agree to a settlement of such issue in the following thirty (30) days, the determination of whether the Contingent Purchase Price is payable for the applicable period shall be resolved by an arbitration process, as hereinafter provided. The Contingent Purchase Price shall be paid to the Seller (or to the Holders’ Representative for the benefit of the Seller and the Holders or to the Holders, if and to the extent so directed by the Holders’ Representative in advance of such payment) within ten (10) days of the final determination of whether the Contingent Purchase Price is due for such period.
Any arbitration pursuant to this Section 3.9 shall be conducted in Wilmington, Delaware or such other location as the parties may agree. The arbitration shall be conducted by one arbitrator (if the parties can agree on a single arbitrator) or, if not, by three arbitrators. If there is to be a panel of three arbitrators, the Holders’ Representative shall appoint its arbitrator in its request for arbitration (a “Request”). The Purchaser shall appoint its arbitrator within 20 days of receipt of the Request and shall notify the Holders’ Representative of such appointment in writing. If the Purchaser fails to appoint an arbitrator within such 20 day period, the arbitrator named in the Request shall decide the dispute over whether the Contingent Purchase Price is payable as the sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 20 days after the Purchaser has notified the Holders’ Representative of the appointment of the Purchaser’s arbitrator. All of the arbitrators shall be attorneys who practice business law or commercial litigation. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel. The arbitration decision shall be in writing and shall be final and binding on the parties. Judgement upon the decision may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.
For purposes of this Section 3.9, the term “Specified Force Majeure” shall mean an act beyond the reasonable control of the Purchaser and the Retained Customer, including: (a) acts of God, including weather events such as hurricanes, tornados, drought and other weather events substantially impacting crop production; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns or other industrial disturbances;.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Purchaser as of the date of this Agreement and as of the Closing as follows:
Section 4.9Organization.
(a)As of the date hereof, the Company has been duly incorporated and is validly existing as a corporation in active status under the Laws of the State of Florida and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. As of the Closing, the Company shall be duly formed as a limited liability company and shall be validly existing as a limited liability company in active status under the Laws of the State of Florida and shall have the limited liability power and authority to own or lease its properties and to conduct its business as it is now being conducted. As of the Closing, the Seller shall be duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Florida and have the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)The copies of the articles of incorporation and bylaws of the Company previously made available by the Company to Purchaser are true, correct and complete.

(c)The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.2Subsidiary. The sole Subsidiary of the Company is set forth on Schedule 4.2 (the “Company Subsidiary”). The Company Subsidiary has been duly formed or organized and is validly existing under the Laws of Florida and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has previously made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company Subsidiary. The Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiary, taken as a whole.

Section 4.3Due Authorization.
(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company and, by their execution and delivery hereof, the Holders, and no other corporate proceeding on the part of the

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Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)Each Holder has all requisite capacity to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Holder and constitutes a legal, valid and binding obligation of each such Holder, enforceable against each such Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.4No Conflict.

(a)Except as set forth on Schedule 4.4 or as set forth in the Credit Documents, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of, (i) any applicable Law, or the articles of incorporation, bylaws or other Organizational Documents of the Company or the Company Subsidiary, or (ii) any Contract required to be listed on Schedule 4.11(a) to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary may be bound, or terminate or result in the termination of any such Contract, or (b) result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiary, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (c) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except, with respect to the foregoing clauses (a)(ii), (b) and (c), as would not be material to the Company and the Company Subsidiary, taken as a whole.
(b)Except as set forth on Schedule 4.4 or as set forth in the Credit Documents, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by each Holder and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of, or result in the breach of, (A) any applicable Law, or (B) any material contract to which any Holder is a party or by which any Holder may be bound, or terminate or result in the termination of any such contract, or (ii) result in the creation of any Lien upon any of the properties or assets of any Holder, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except, with respect to the foregoing clauses (i)(B) and (ii), as would not be material to the Company and the Company Subsidiary, taken as a whole.

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Section 4.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company or any Holder with respect to the execution or delivery of this Agreement by the Company or any Holder or the consummation of the transactions contemplated hereby, except (a) for applicable requirements of the HSR Act, if applicable, (b) for any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Company and the Company Subsidiary, taken as a whole, or (c) as otherwise disclosed on Schedule 4.5.

Section 4.6Capitalization.

(a)The authorized capital stock of the Company consists of 2,500 shares of Common Stock $1.00 par value, of which one hundred (100) shares of Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of the Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Set forth on Schedule 4.6(a) is the true and correct number of shares of Common Stock of the Company owned by each Holder. The Holders have good and valid title to the Common Stock of the Company and own the Common Stock of the Company free and clear of all Liens (other than restrictions arising under applicable securities laws and other than the terms of the Shareholders Agreements). As of the date of this Agreement, there are no Actions pending, or to any Holder’s knowledge, threatened against any Holder with respect to any Holder’s ownership of the Common Stock of the Company. At Closing, the Holders shall have good and valid title to all of the Equity Interests of the Seller and own such Equity Interests free and clear of all Liens (other than restrictions arising under applicable securities laws and other than the terms of the Shareholders Agreements). At Closing, the Seller shall have good and valid title to all of the Equity Interests of the Company and own such Equity Interests free and clear of all Liens (other than restrictions arising under applicable securities laws).
(b)Except as set forth on Schedule 4.6(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Equity Interests of the Company or the Company Subsidiary, or any other Contracts to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound obligating the Company or the Company Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or the Company Subsidiary and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or the Company Subsidiary. Except for the terms of the Shareholders Agreements, there are no outstanding contractual obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or the Company Subsidiary. Except as set forth on Schedule 4.6(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company or the Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.6(b), none of the Holders, the Company or the Company Subsidiary is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Highland Interests or any other equity interests of the Company or the Company Subsidiary.

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(c)As of the date of this Agreement, the outstanding shares of capital stock of the Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, the Company owns of record and beneficially all the issued and outstanding shares of capital stock of the Company Subsidiary free and clear of any Liens other than Permitted Liens.

Section 4.7Financial Statements. Attached as Schedule 4.7 are (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and the Company Subsidiary for the years ended December 31, 2016, December 31, 2015, and December 31, 2014 together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and the Company Subsidiary as of and for the twelve-month period ended December 31, 2017 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.7 the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiary as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments, which are not material individually or in aggregate). Nothing in this Section 4.7, Section 4.26, or elsewhere in this Agreement shall be deemed to constitute a representation or other assurance as to the quantity, quality, value, or any other matter relating in any way to the Accounts Receivable, including whether the Company will collect any portion of such Accounts Receivable, other than the limited representation with respect to the bona fides of the Accounts Receivable set forth in the first sentence of Section 4.26.

Section 4.8Undisclosed Liabilities. Except as set forth on Schedule 4.8, there is no material liability, debt or obligation of or claim against the Company or the Company Subsidiary, except for liabilities, debts, obligations and claims (a) specifically reflected and adequately reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and the Company Subsidiary, (c) specifically disclosed in the Schedules, or (d) under any Contract disclosed on Schedule 4.11(a) or any Contract not required to be disclosed on Schedule 4.11(a), in each case, to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary may be bound (other than any such liability, debt obligation or claim resulting from a breach or a default thereunder).
Section 4.9Litigation and Proceedings. Except (a) as set forth on Schedule 4.9, (b) Actions under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18) and (c) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), as of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened, Actions or, to the Company’s Knowledge, investigations before or by any Governmental Authority against the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary nor any property or asset of the Company or the Company Subsidiary is subject to any Governmental Order, or, to the Company’s Knowledge, any continuing

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investigation by any Governmental Authority, in each case except as would not be material to the Company and the Company Subsidiary, taken as a whole.

Section 4.10Compliance with Laws. Except (a) with respect to matters set forth on Schedule 4.10, (b) Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (c) Laws relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14) and (d) where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries taken as a whole, the Company and the Company Subsidiary are, and since January 1, 2015 have been, in compliance with all applicable Laws. As of the date hereof, none of the Company or the Company Subsidiary has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2015.

Section 4.11Contracts; No Defaults.

(a)Schedule 4.11(a) contains a listing of all Contracts described in clauses (i) through (xxii) below to which, as of the date of this Agreement, the Company or the Company Subsidiary is a party. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been delivered to or made available to Purchaser or its agents or representatives.

(i)each written employment Contract with any employee of the Company or the Company Subsidiary;
(ii)each collective bargaining agreement;

(iii)each Contract where the aggregate payment of severance to any employee (including under any “notice or payment-in-lieu” provision) exceeds or could reasonably be expected to exceed $50,000;

(iv)each Contract pursuant to which the Company or the Company Subsidiary grants exclusive marketing or distribution rights or otherwise provides any exclusive rights to any Person;

(v)each Contract with a customer or vendor pursuant to which the Company or the Company Subsidiary grants a “most favored nation” or similar pricing provision to such customer or vendor;

(vi)each Contract that provides for the exclusive purchasing of goods or services by the Company or the Company Subsidiary;

(vii)each Contract pursuant to which the Company or the Company Subsidiary grants manufacturing rights to any Person;

(viii)each Contract containing a covenant not to compete granted by the Company or the Company Subsidiary in favor of a third-party that materially impairs the business as currently conducted of the Company and the Company Subsidiary, taken as a whole;

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(ix)each lease or similar Contract under which (A) the Company or the Company Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third-party or (B) the Company or the Company Subsidiary is a lessor or sublessor of, or makes available for use by any third-party, any tangible personal property owned or leased by the Company or the Company Subsidiary, in each case of the foregoing clauses (A) and (B), which has future required scheduled payments in excess of $100,000 in any calendar year;
(x)each Contract under which the Company or the Company Subsidiary has borrowed any money or issued any note, indenture, bond (including performance bonds and surety bonds), debenture, pledge or other evidence of funded indebtedness, entered into liabilities in respect of deferred purchase price or hedging obligations or guaranteed indebtedness or liabilities of others, in each case, having an outstanding principal amount in excess of $100,000 or pursuant to which it has granted to any Person a Lien in any of its tangible or intangible assets with an aggregate fair value in excess of $100,000;
(xi)each Contract (other than the Credit Documents) pursuant to which the Company or the Company Subsidiary (A) is granted the right to use any Intellectual Property of any other Person, (B) grants to another Person the right to use any Intellectual Property of the Company or the Company Subsidiary, in each case of this clause (xi), with annual license, maintenance, support and other fees in any amount in excess of $10,000 (but, in each case of this clause (xi), excluding licenses for shrink-wrap, click-wrap or off-the-shelf software or other software commercially available on reasonable terms to the public generally);

(xii)each Contract for the sale, directly or indirectly (by merger or otherwise), of any of the assets of the Company or the Company Subsidiary other than in the ordinary course of business since January 1, 2015;

(xiii)each Contract establishing any partnership, joint venture, strategic alliance or other collaboration that is material to the Company and the Company Subsidiary, taken as a whole;
(xiv)each Contract (other than the Credit Documents) granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever other than in the ordinary course of business;

(xv)each Contract under which the Company or the Company Subsidiary has made advances or loans to any other Person other than any such Contract involving advances made to an employee of the Company or the Company Subsidiary in the ordinary course of business;

(xvi)each Contract which relates to the disposition or acquisition by the Company or the Company Subsidiary after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(xvii)each distributor or sales representative Contract that is not terminable by the Company or the Company Subsidiary at will or by giving notice of sixty (60) days or less;

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(xviii)each Contract that obligates the Company or the Company Subsidiary to make capital commitments or expenditures in excess of $100,000 individually;

(xix)each Contract (other than the Credit Documents) pursuant to which the Company has agreed to indemnify another Person (other than the Company Subsidiary) or guarantee the obligations of another Person (other than the Company Subsidiary), in each case, other than in the ordinary course of business;

(xx)each Affiliate Agreement;
(xxi)each Contract (other than purchase orders entered into in the ordinary course of business) with a customer or vendor listed on Schedule 4.23; and

(xxii)each other Contract not included in clauses (i) through (xxi) above, to which the Company or the Company Subsidiary is a party and which has future required scheduled payments to or by the Company or the Company Subsidiary in excess of $150,000 in any calendar year.

(b)Except as set forth on Schedule 4.11(b), (i) as of the date of this Agreement, all of the Contracts listed on Schedule 4.11(a) pursuant to Section 4.11(a) are in full force and effect and represent the legal, valid and binding obligations of the Company or the Company Subsidiary party thereto and, to the Company’s Knowledge, represent the legal, valid and binding obligations of the other parties thereto, (ii) none of the Company, the Company Subsidiary or, as of the date of this Agreement and to the Company’s Knowledge, any other party thereto is in material breach of or material default under any such Contract, (iii) as of the date of this Agreement, neither the Company nor the Company Subsidiary has received any claim or notice of material breach of or material default under any such Contract and (iv) to the Company’s Knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or the Company Subsidiary party thereto (in each case, with or without notice or lapse of time or both).

Section 4.12Company Benefit Plans.

(a) Schedule 4.12(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, in each case that is maintained, sponsored or contributed to by the Company or the Company Subsidiary, and under which the Company or the Company Subsidiary has any material obligation or liability (each a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has delivered or made available to Purchaser correct and complete copies of, if applicable, (i) such Company Benefit Plan and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service, and (iv) the most recent determination or opinion letter issued by the Internal Revenue Service.
(b) Each Company Benefit Plan is in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company

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Benefit Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to Company’s Knowledge, threatened against the Company or the Company Subsidiary. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(c) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has at least 6 months remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Company’s Knowledge, no circumstances have occurred during the past three (3) years that would reasonably be expected to adversely affect the tax qualified status of any such Company Benefit Plan. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject the Company, the Company Subsidiary or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, the Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d) No Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law, and there has been no material violation of Section 4980B of the Code or Sections 601-608 of ERISA by the Company with respect to any such Benefit Plan.

(e) Neither the Company nor the Company Subsidiary maintains a Title IV Benefit Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company during the past three (3) years that has not been satisfied in full.

(f) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g) Except as disclosed on Schedule 4.12(g) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any director, officer or employee of the Company or the Company Subsidiary to payments or

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benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or the Company Subsidiary.

Section 4.13Employees and Labor Matters.

(a)Employees. Schedule 4.13(a) contains a list of all persons who are employees, independent contractors or consultants of the Company or the Company Subsidiary as of March 9, 2017, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate or hourly rate, as applicable. Except as would not reasonably be expected to be a material Liability of the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, all compensation, including, but not limited to, wages, commissions, bonuses, overtime pay, subsidies, allowances, leave pay, compensation for unused leave (including annual leave), severance, and service fees payable to all employees, independent contractors or consultants of the Company and the Company Subsidiary for services performed on or prior to the date hereof to the extent for any pay period ended prior to the date hereof have been paid in full (or properly accrued and any such accrued balance at Closing will be included in calculating current liabilities in the calculation of Net Working Capital or, if applicable, shall be included in Outstanding Company Expenses).

(b)Compliance with Laws. Except as set forth on Schedule 4.13(b), the Company and the Company Subsidiary are, and since January 1, 2015 have been, in compliance in all material respects with all Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including minimum wage laws or rules relating to deduction of salary), hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, leave pay, execution of written employment contracts, unemployment insurance, social insurance, housing fund, union fees, hiring of student interns, and contingent labor/labor dispatch. All individuals characterized and treated by the Company or the Company Subsidiary as independent contractors or consultants are properly treated as independent contractors under all Laws and all employees of the Company and the Company Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, in each case, except as would not be material to the Company and the Company Subsidiary, taken as a whole. There are no Actions against the Company or the Company Subsidiary pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company and the Company Subsidiary, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or wage and hours arising under applicable Laws.

(c)Labor Difficulties. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the Company’s Knowledge, threatened against the Company or the

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Company Subsidiary. Neither the Company nor the Company Subsidiary has experienced any material labor strike, slowdown, stoppage or lockout during the past three (3) years.

(d)Closings; Layoffs. Neither the Company nor the Company Subsidiary has any liability or obligation under the WARN Act or other relevant Law that remains unsatisfied.

(e)Collective Bargaining Agreements. Except as disclosed on Schedule 4.11(a), neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by the Company or the Company Subsidiary, nor are there any such employees represented by a works council or a labor organization. To the Company’s Knowledge, as of the date hereof, there have been no activities or proceedings of any labor union to organize any such employees.

Section 4.14Taxes. Except as set forth on Schedule 4.14:

(a)All Income Tax Returns and all other material Tax Returns required by Law to be filed by the Company or the Company Subsidiary have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has made available complete and accurate copies of all such Income Tax Returns filed with respect to taxable years ending December 31, 2012, December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016.

(b)All Income Taxes and all other material Taxes required by Law to be paid by the Company or the Company Subsidiary have been paid.

(c)The Company and the Company Subsidiary have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, partner, manager or other party, and complied in all material respects with all information reporting and backup withholding provisions of Law.

(d)Neither the Company nor the Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made within the last three (3) years by a Governmental Authority in a jurisdiction where the Company or the Company Subsidiary does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, other than any such claim that has since been resolved.

(e)The unpaid Taxes of the Company and the Company Subsidiary did not, as of the date of the Interim Financial Statements, exceed in any material respect the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto). Since the date of the Interim Financial Statements, neither the Company nor the Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

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(f)Neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)There are no Liens for Taxes upon any property or asset of the Company or the Company Subsidiary (other than Permitted Liens).

(h)Neither the Company nor the Company Subsidiary is engaged in any audit by a Governmental Authority or any administrative or judicial proceeding with respect to Income Taxes or other material Taxes. Neither the Company nor the Company Subsidiary has received any written notice from a Governmental Authority of a pending audit or has received since January 1, 2013 through the date hereof any written notice from a taxing authority of a dispute or claim, in each case, with respect to Income Taxes or other material Taxes, other than disputes or claims that have since been resolved or that are being contested in good faith through appropriate proceedings. Schedule 4.14(h) lists all material Tax audits to which the Company or the Company Subsidiary is currently engaged.

(i)Neither the Company nor the Company Subsidiary has any liability for the Taxes of any Person other than the Company and the Company Subsidiary (i) under Treasury Regulations Section 1.1502-6, (ii) as a transferee or successor, or (iii) under a Tax sharing or allocation agreement or other Contract (other than Contracts entered into in the ordinary course of business and not primarily related to Taxes). Since January 1, 2010, neither the Company nor the Company Subsidiary has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return which included any entity other than the Company and the Company Subsidiary.

(j)Neither the Company nor the Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2014 through the date hereof.

(k)No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or the Company Subsidiary.

(l)Neither the Company nor the Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into on or prior to the Closing Date (other than any applicable in connection with the pre-Closing installment purchase by the Company of the Spec-Tacular Leased Assets), any accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing.

(m)Neither the Company nor the Company Subsidiary has been a party to any “listed transaction” within the meaning of Section 6707A of the Code that has not been disclosed in the relevant Tax Return of the Company or the Company Subsidiary.
(n)The Company (and any predecessor of the Company) has been a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of

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the Code at all times since its incorporation. There have been no events, transactions or activities of the Company, any former shareholders of the Company or any of the Holders which would cause, or would have caused, (i) the status of the Company as an S-corporation to be terminated or revoked (whether purposefully or inadvertently).

(o)Except as contemplated by Section 6.7 of this Agreement, the Company does not have, and has never had, a subsidiary which is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(p)The Company Subsidiary is and has been since its incorporation an Interest Charge DISC under Code Section 992. The Company timely filed Form 4876-A as required under Code Section 992 and the Treasury Regulation thereunder. There have been no events, transactions or activities of the Company Subsidiary or the Company which would cause, or would have caused the status of the Company Subsidiary as an Interest Charge DISC to be terminated or revoked (whether purposefully or inadvertently).

Notwithstanding anything contained in this Agreement to the contrary, this Section 4.14 and Section 4.12 contain the only representations and warranties of the Company and the Company Subsidiary with respect to Tax matters. The representations in this Section 4.14 (other than subsections (i) and (l)) may be relied upon only for purposes of liability for Pre-Closing Tax Periods. Nothing in this Section 4.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Purchaser or any of its Affiliates (including the Company Subsidiary) may take in or in respect of a Post-Closing Tax Period.
Section 4.15Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Holder, the Company, the Company Subsidiary or any of their Affiliates.

Section 4.16Insurance. Schedule 4.16 contains a list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or the Company Subsidiary as of the date of this Agreement. True, correct and complete copies of such insurance policies have been made available to Purchaser. With respect to each such insurance policy listed on Schedule 4.16: (i) to the Company’s Knowledge, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor the Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, will constitute such a breach or default, or permit termination or modification, under the policy, except, in each case of this clause (ii), as would not be material to the Company and the Company Subsidiary, taken as a whole, (iii) to the Company’s Knowledge, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) as of the date hereof, no written notice of cancellation or termination has been received other than in connection with ordinary renewals.

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Section 4.17Real Property; Assets.

(a)Neither the Company the Company Subsidiary owns any real property and, except as set forth on Schedule 4.17(a), has not owned since their incorporation any real property.

(b)Schedule 4.17(b) sets forth a complete and correct list of each parcel of real property leased or subleased by the Company or the Company Subsidiary, (the “Leased Real Property”), setting forth the address, landlord, sublandlords and tenant of each parcel of Leased Real Property. Schedule 4.17(b) sets forth each lease related to the Leased Real Property to which the Company or the Company Subsidiary is a party or bound by including all amendments, modifications, and extensions and all material notices relating to any obligations of the parties thereunder (the “Real Property Leases”). Each Real Property Lease is a legal, valid, binding and enforceable obligation of the Company or the Company Subsidiary, as applicable and each such lease is in full force and effect. Neither the Company nor the Company Subsidiary is in material breach or material default under any Real Property Lease and no condition exists which (with notice or lapse of time or both) would constitute a default by the Company or the Company Subsidiary thereunder or, to the Company’s Knowledge, by the other parties thereto, in each case, other than such defaults as would not be material to the Company and the Company Subsidiary, taken as a whole. As of the date of this Agreement, neither the Company nor the Company Subsidiary has received any written claim or written notice of breach of or default under any such Real Property Lease, which has not been duly cured in accordance with such notice. Neither the Company nor the Company Subsidiary have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Except for Permitted Liens, neither the Company nor the Company Subsidiary have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect.

(c)The Leased Real Property is supplied with utilities suitable for the operation of the business presently conducted thereon. To the Company’s Knowledge, there does not exist any pending or threatened condemnation or eminent domain proceeding with respect to any of the Leased Real Property. To the Company’s Knowledge, the use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the Company’s Knowledge, neither the Company nor the Company Subsidiary has received written notice of any zoning, building code or other moratorium proceedings or of any violation of any zoning or similar Law relating to its leasing or operation of the Leased Real Property.

(d)All improvements by the Company or the Company Subsidiary on the Leased Real Property are in compliance in all material respects with all applicable Laws, including those pertaining to zoning, building and the disabled.

Section 4.18Environmental Matters. Except as set forth on Schedule 4.18:

(a) the Company and the Company Subsidiary are, and since January 1, 2015 have been, in compliance in all material respects with all Environmental Laws;

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(b) the Company and the Company Subsidiary have obtained and are in compliance in all material respects with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and the Company Subsidiary as currently used or conducted as of the date hereof, and all such Environmental Permits are in full force and effect in accordance with Environmental Law; neither the Company nor the Company Subsidiary has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of such Environmental Permits;

(c) there has been no Release of any Hazardous Materials by the Company or the Company Subsidiary at, in, on or under any Real Property at, in, on or under any formerly owned or operated real property during the time that the Company operated such property, except for any such Release that would not be material to the Company and the Company Subsidiary, taken as a whole;
(d) neither the Company nor the Company Subsidiary is subject to any judgment, consent decree or judicial order relating to compliance with Environmental Laws (including any Permits issued pursuant thereto) or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials or has assumed or undertaken the liability or obligations of any other Person for any such matter, except as would not be material to the Company and the Company Subsidiary, taken as a whole;
(e) no Action is pending or, to the Company’s Knowledge, threatened in writing with respect to the Company’s or the Company Subsidiary’s compliance with or liability under Environmental Law; and

(f) true and correct copies of all material written reports, audits and assessments, in the possession of the Company or the Company Subsidiary’s, relating to environmental conditions in, on or about any current or former Real Property or to the Company’s or the Company Subsidiary’s compliance with Environmental Laws have been made available to Purchaser.

Notwithstanding anything contained in this Agreement to the contrary, this Section 4.18 (and, to the extent related to environmental matters, Section 4.8, Section 4.16, Section 4.19 and Section 4.22) contains the sole representations and warranties of the Company and the Company Subsidiary with respect to environmental matters.

Section 4.19Absence of Changes.

(a) Except as set forth on Schedule 4.19(a), from the date of the most recent balance sheet included in the Financial Statements, there has not been any Material Adverse Effect on the Company and the Company Subsidiary, taken as a whole;

(b) Except as set forth on Schedule 4.19(b) and except for the contemplated purchase by the Company of the Spec-Tacular Leased Assets, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, other than in the ordinary course of business, the Company and the Company Subsidiary have not taken any action that would be prohibited by Section 6.1 if such action had been taken after the date of this Agreement.

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Section 4.20Affiliate Agreements. Except as set forth on Schedule 4.20 and other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or the Company Subsidiary), no officer or director of the Company or any Subsidiary of the Company, or any Affiliate of the Company, is a party to any Contract or business arrangement with the Company or the Company Subsidiary (each such Contract or business arrangement, an “Affiliate Agreement”).

Section 4.21Intellectual Property.
(a)Schedule 4.21(a) sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) Internet domain name registrations and (iv) copyright registrations and applications, in each case, that are owned by the Company or the Company Subsidiary ((i), (ii) and (iii) being referred to as the “Registered Intellectual Property”) and (v) software that is not registered but is material to the Company’s and the Company Subsidiary’s business and operations, other than any software owned by another Person that (x) the Company or the Company Subsidiary is granted the right to use under Contracts not required to be listed on Schedule 4.11(a), and/or (y) is incorporated in any machinery, equipment, vehicle or other tangible personal property owned or leased by the Company or the Company Subsidiary. No Action is pending or, to Company’s Knowledge, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property.

(b)The operation of the business of the Company and the Company Subsidiary as currently conducted does not infringe or misappropriate any Intellectual Property rights of any other Person in any material respect. Except as set forth on Schedule 4.21(b), (i) no Action is pending and neither the Company nor the Company Subsidiary has received any written claim or notice during the past three (3) years, in each case, alleging the Company or the Company Subsidiary has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any other Person (including any claim that the Company or the Company Subsidiary must license or refrain from using any Intellectual Property rights of any Person), and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property material to the business of the Company or the Company Subsidiary.

(c)Each element of Information Technology is owned by the Company or the Company Subsidiary or used under an agreement to which the Company or the Company Subsidiary is party and the Company or the Company Subsidiary has obtained all necessary rights from third parties to enable it to make use of the Information Technology for the purposes of the business of the Company and the Company Subsidiary. In particular, all software comprised in the Information Technology is licensed to the Company or the Company Subsidiary for the benefit of the Company or the Company Subsidiary and all license fees have been paid in full when due and where any such software is subject to a specified number of users and/or sites, the specified number of users and sites has not been exceeded.

(d)Except as set forth on Schedule 4.21(d), no software licensor to any of the Company and the Company Subsidiary has carried out a usage audit in the 24 months prior to the date of this Agreement and, no written request for such usage audit has been received by the Company and the Company Subsidiary during such 24-month period.

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(e)The Company and the Company Subsidiary have taken commercially reasonable measures to maintain and protect the operation and security of its IT Systems. Since January 1, 2015, there has been no failure of any portion of any IT System that has resulted in a material disruption or material interruption to the operation of the business of the Company or the Company Subsidiary.

(f)The Company and the Company Subsidiary use commercially reasonable efforts to maintain and protect the Intellectual Property owned by the Company and the Company Subsidiary that is material to their businesses, and to the Company’s Knowledge, there has been no unauthorized use or disclosure of any such Intellectual Property that derives independent economic value from not being generally known to the public.

Section 4.22Permits. Except as set forth on Schedule 4.22, each of the Company and the Company Subsidiary has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as set forth on Schedule 4.22, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or the Company Subsidiary, (iii) there are no Actions pending or, to the Company’s Knowledge, threatened that seek the revocation, cancellation or termination of any Material Permit (iv) each of the Company and the Company Subsidiary is in compliance in all material respects with all Material Permits applicable to the Company or the Company Subsidiary and (v) the Company has made a copy of each Material Permit available to the Purchaser.

Section 4.23Customers and Vendors. Schedule 4.23 sets forth a complete and accurate list of the ten (10) largest accounts with customers (based on approximate total revenues attributable to such account) and ten (10) largest vendors (based on the total amount purchased from such vendor) in each case of the Company and the Company Subsidiary for the twelve (12) months ended December 31, 2016 and December 31, 2017 and the amount of sales for each such customer and purchases for each such vendor during those periods. Except as set forth on Schedule 4.23, as of the date hereof, the Company has not received a written notice from, or provided a written notice to, any of such customers or vendors stating the intention of such Person or the Company, as applicable, to (a) cease doing business with the Company and the Company Subsidiary or (b) change, in a manner materially adverse to the Company, the relationship of such Person with the Company and the Company Subsidiary.

Section 4.24Title to Assets; Condition and Sufficiency of Assets.

(a)Except for properties and assets sold since the date of the balance sheet included in the most recent Financial Statements in the ordinary course of business or as set forth on Schedule 4.24(a), the Company or the Company Subsidiary, as applicable, have (or in case of the Spec-Tacular Leased Assets, will have) good title to all of (i) the material properties and material assets owned by the Company and the Company Subsidiary as reflected on the balance sheet included in the most recent Financial Statements and (ii) the Spec-Tacular Leased Assets free and clear of any Liens other than Permitted Liens.

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(b)On the date hereof, except as set forth on Schedule 4.24(b), or as would not be material to the Company and the Company Subsidiary, taken as a whole, to the Company’s Knowledge, (i) the buildings, plants, structures, fixtures, machinery and equipment currently used in the operations of the Company, including, but not limited to, the Spec-Tacular Leased Assets and the Company Subsidiary are structurally sound and in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put, and (ii) none of such buildings, plants, structures, fixtures, machinery or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and other repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Company Subsidiary, together with all other properties and assets of the Company and the Company Subsidiary or which the Company or the Company Subsidiary has the right pursuant to Contract to use constitute in all material respects all of the rights, property and assets necessary to conduct the business of the Company and the Company Subsidiary as currently conducted.

Section 4.25Inventory. All inventory of the Company and the Company Subsidiary set forth on the most recent balance sheet included in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and the Company Subsidiary free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and the Company Subsidiary.

Section 4.26Accounts Receivable. The accounts receivable reflected on the balance sheet included in the most recent Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company and the Company Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) to the Company’s Knowledge, constitute only valid, undisputed claims of the Company and the Company Subsidiary not subject to claims of set off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the balance sheet included in the most recent Financial Statements or, with respect to accounts receivable arising after the date of the balance sheet included in the most recent Financial Statements, on the accounting records of the Company and the Company Subsidiary have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.27Books and Records. The stock records of the Company and the Company Subsidiary, all of which have been made available to Purchaser, are complete and correct in all material respects. The minute books of the Company and the Company Subsidiary since January 1, 2015, all of which have been made available to Purchaser, contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the stockholders or the board of directors and any committees of the board of directors of the

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Company, and the Company Subsidiary, in each case, since January 1, 2015, and no significant meeting, or significant action taken by written consent, of any such stockholders, partners, board of directors, board of managers, or committee has been held since January 1, 2015 for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
Section 4.28Prohibited Payments. The Company and the Company Subsidiary have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption and anti-bribery laws or regulations (the “Anti-Corruption Laws”).
Section 4.29No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V, (A) NEITHER THE COMPANY AND THE COMPANY SUBSIDIARY NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY AND THE COMPANY SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY TO THE PURCHASER, EXPRESS OR IMPLIED, AND (B) THE COMPANY AND THE COMPANY SUBSIDIARY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY, AND THE COMPANY SUBSIDIARY OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:
Section 5.1Organization. Each of Parent Guarantor and Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of its incorporation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Parent Guarantor and Purchaser is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Purchaser to enter into this Agreement and consummate the transactions contemplated hereby.

Section 5.2Due Authorization. Each of Parent Guarantor and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Parent Guarantor and Purchaser, and no other corporate proceeding on the part of Parent Guarantor or Purchaser is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent Guarantor and Purchaser and this Agreement constitutes a legal, valid and binding

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obligation of each of Parent Guarantor and Purchaser, enforceable against Parent Guarantor and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3No Conflict. The execution and delivery of this Agreement by Parent Guarantor and Purchaser and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the articles of incorporation, bylaws or other Organizational Documents of Parent Guarantor, Purchaser or any Subsidiary of Purchaser, or any agreement, indenture or other instrument to which Parent Guarantor, Purchaser or any Subsidiary of Purchaser is a party or by which Parent Guarantor, Purchaser or any Subsidiary of Purchaser may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Parent Guarantor, Purchaser or any Subsidiary of Purchaser or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Purchaser to enter into and perform its obligations under this Agreement.

Section 5.4Litigation and Proceedings. There are no Actions, or, to the knowledge of Purchaser, investigations, pending before or by any Governmental Authority or, to the knowledge of Purchaser, threatened, against Parent Guarantor or Purchaser which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent Guarantor or Purchaser which could reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Purchaser to enter into and perform its obligations under this Agreement.

Section 5.5Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in Article IV, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Parent Guarantor or Purchaser with respect to Parent Guarantor’s or Purchaser’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act.

Section 5.6Financial Ability. Purchaser has, and will have available at Closing, cash or other sources of immediately available funds sufficient to complete the transactions contemplated by this Agreement and to pay all fees and expenses required to be paid by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement. Purchaser understands and acknowledges that the obligations of Purchaser to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser.

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Section 5.7Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.

Section 5.8Solvency. Purchaser is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in Article IV are true and correct in all material respects on the date of this Agreement and at the Closing, each of Purchaser and the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

ARTICLE VI
COVENANTS OF THE COMPANY OR THE HOLDERS

Section 6.1Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiary to, except as contemplated by this Agreement (including the purchase of the Spec-Tacular Leased Assets and the Restructuring) or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate its business in the ordinary course. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or any of the Transaction Documents or as set forth on Schedule 6.1 or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause the Company Subsidiary not to, except as otherwise contemplated by this Agreement.

(a) (i) change or amend the articles of incorporation, bylaws or other Organizational Documents of the Company or the Company Subsidiary, except as otherwise required by Law, (ii) split, combine or reclassify any of the Equity Interests of the Company or the Company Subsidiary, or (iii) issue, sell or dispose of any Equity Interests, or grant options, warrants or other rights to purchase or obtain any Equity Interests (whether upon conversion, exchange or exercise) of the Company or the Company Subsidiary;

(b) make or declare any non-cash dividend or non-cash distribution to the stockholders of the Company in their capacities as stockholders;

(c) materially modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a) or Real Property Lease, except in the ordinary course of business;

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(d) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company and the Company Subsidiary, taken as a whole, except in the ordinary course of business;

(e) except (i) as otherwise required by Law, (ii) pursuant to existing Company Benefit Plans, policies or Contracts of the Company or the Company Subsidiary in effect on the date of this Agreement or in connection with any Change in Control Payments, including without limitation the additional Change in Control Payments that may become due and payable under arrangements to be put in place after the date of this Agreement and prior to the Closing Date (as more particularly set forth on Schedule 6.1(e), or (iii) in the ordinary course of business or as required by Law, grant any severance or material termination pay that will become due and payable after the Closing Date;

(f) make any change in the key management structure of the Company or the Company Subsidiary, including the hiring of additional officers or the termination of existing officers, other than for cause or in the ordinary course of business;

(g) except (i) as otherwise required by Law or (ii) in the ordinary course of business, adopt, enter into or amend any Company Benefit Plan;

(h) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i) enter into any new commitments to make any capital expenditures in excess of $100,000 individually;

(j) make any loans or material advances to any Person, except for advances to employees or officers of the Company or the Company Subsidiary in the ordinary course of business;

(k) except as required by Law, make or change any material Tax election or adopt or change any material Tax accounting method;

(l) assign, transfer, license or abandon any material Intellectual Property owned by the Company or the Company Subsidiary, except in the ordinary course of business;

(m) enter into any agreement that restricts the ability of the Company or the Company Subsidiary to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or the Company Subsidiary to enter a new line of business;

(n) enter into, renew or amend in any respect any Affiliate Agreement (other than renewals in the ordinary course of the Company’s and the Company Subsidiary’s director and officer liability insurance policy);

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(o) waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business or that otherwise do not exceed $100,000 individually (net of insurance recoveries);

(p) incur or guarantee any indebtedness for borrowed money other than in connection with borrowings and extensions of credit under the Company’s Credit Documents;

(q) subject any of the properties or assets of the Company and the Company Subsidiary, to any Lien, except for Permitted Liens;

(r) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary;

(s) make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiary, except insofar as may have been required by a change in GAAP or Law;

(t) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business or (ii) as may be required by GAAP; or

(u) enter into any agreement to do any action prohibited under this Section 6.1.

Notwithstanding anything in this Agreement to the contrary, prior to Closing, Purchaser shall not interfere with or control, or attempt to interfere with or control, the Company’s or the Company Subsidiary’s conduct of business in the ordinary course and in no event shall the Company or the Company Subsidiary be deemed in breach of this Section 6.1 arising from any making or failure to make any capital expenditure.

Section 6.2Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or the Company Subsidiary by third-parties that may be in the Company’s or the Company Subsidiary’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause the Company Subsidiary to, afford to Purchaser and its accountants, counsel and other representatives reasonable access prior to the Closing Date, during normal business hours, in such manner as to not interfere with the normal operation of the Company and the Company Subsidiary, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and the Company Subsidiary, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and the Company Subsidiary as such representatives may reasonably request. All information obtained by Purchaser and its representatives under this Agreement shall be subject to the Confidentiality Agreement.

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Section 6.3HSR Act and Regulatory Approvals.

(a)In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly (but in no event later than ten (10) Business Days after the date hereof) with the notification and reporting requirements of the HSR Act. The Company shall and, to the extent required, shall cause its Affiliates to) (i) use commercially reasonable efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b)In conjunction with the HSR Act and any regulatory approvals, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) cooperate in all material respects with the Purchaser in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the Purchaser informed of any material communication received by it from, or given by it to, the FTC or the DOJ, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Transaction, and (iii) permit the Purchaser, through its legal advisors, to (A) review any material communication given by it to, and consult with the Purchaser in advance of any meeting or conference with, the FTC or the DOJ, or (B) in connection with any proceeding by a private party, consult with the Purchaser in advance of any meeting or conference with such private party; provided, however, that materials may be redacted (x) as necessary to comply with contractual agreements, and (y) as necessary to address reasonable privilege or confidentiality concerns; provided that the Company shall and shall cause each of its Affiliates to use its respective commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in such a manner that does not result in a loss of any such protection or privilege. The Company shall (and, to the extent required, shall cause its Affiliates to) furnish to the Purchaser such information and assistance as the Purchaser reasonably may request in connection with the preparation of any submissions to, or proceedings by, any Governmental Authority. The Company shall (and, to the extent required, shall cause its Affiliates to) not agree to participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the Purchaser in advance and, unless prohibited by such Governmental Authority, gives the Purchaser the opportunity to attend and participate at such meeting or conversation. The Company shall (and, to the extent required, shall cause its Affiliates to) not (without the consent of the Purchaser) extend, directly or indirectly, any waiting period under the HSR Act or any other competition Law or enter into any contract with a Governmental Authority to delay or not to consummate the Transaction.

(c)The foregoing notwithstanding, the Company shall not be required to take any of the following actions or steps: (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of the Company and their respective subsidiaries and Affiliates, or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Company’s and/or its subsidiaries’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of the Company and/or their respective subsidiaries and Affiliates, in each case, as

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may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any restraint, which would otherwise have the effect of preventing or delaying the Closing, as applicable. In addition, the Company shall not be required to defend through litigation on the merits any claim asserted before any Governmental Authority with applicable jurisdiction by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring on or prior to the Termination Date.

Section 6.4Termination of Certain Agreements. On and as of the Closing, the Company shall cause the Contracts listed on Schedule 6.4 to be terminated without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 6.5Company Real Property Certificate. At or prior to the Closing Date, the Seller shall deliver to Purchaser a statement from Seller, in the form set forth in Treas. Reg. Section 1.1445-2(b), that Seller is not a foreign person.

Section 6.6Leased Real Property Estoppel. The Company shall provide promptly (but in no event later than thirty (30) Business Days after the date hereof) an original of a consent and estoppel certificate from Gordon Food Service, LLC as sublandlord under the Real Property Lease for Company’s operations at 1401/1420 Gordon Food Service Drive, Plant City FL. substantially in the form attached as Exhibit 6.6.

Section 6.7Restructuring. No later than one (1) Business Day prior to Closing, the Holders shall complete the following actions and steps to cause the Company to be a limited liability company owned by a newly formed corporation owned by the Holders so that the parties are in a position to report the purchase of the Highland Interests as the purchase of Assets for Income Tax purposes (the “Restructuring”).

(a)The Holders shall contribute all of issued and outstanding Common Stock of the Company to a newly formed Florida corporation (the “Seller”), and the Holders shall cause the Seller to make an election to treat the Company as a “qualified subchapter S subsidiary” effective as of the date of the contribution (collectively, the “F Reorganization”). As the result of the contribution, the Company’s sole shareholder shall be the Seller.

(b)The Holders shall cause the Company to convert to a Florida limited liability company under Section 607.1112 of the Florida Act and Section 605.1041(2) of the Florida Revised Limited Liability Company Act (the “Conversion”). After the Conversion, the Company will be a single member limited liability company and shall be treated by the Seller as a disregarded entity.

(c)The Holders shall cause the Company to distribute all of the outstanding Equity Interests in the Company Subsidiary to the Seller.

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ARTICLE VII
COVENANTS OF PURCHASER

Section 7.1HSR Act and Regulatory Approvals.
(a)In connection with the transactions contemplated by this Agreement, Purchaser shall (and, to the extent required, shall cause its Affiliates to) comply promptly (with the expectation of being filed no later than ten (10) Business Days after the date hereof) with the notification and reporting requirements of the HSR Act. Purchaser shall use commercially reasonable efforts to comply with any Information or Document Requests. Purchaser shall [request early termination of any waiting period under the HSR Act and,] Section 10.1 notwithstanding, exercise its commercially reasonable efforts to obtain termination or expiration of the waiting period under the HSR Act.The Purchaser shall (i) cooperate in all material respects with the Company and its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the Company informed of any material communication received by it from, or given by it to, the FTC or the DOJ, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Transaction, and (iii) permit the Company, through its legal advisors, to (A) review any material communication given by it to, and consult with the Company in advance of any meeting or conference with, the FTC or the DOJ, or (B) in connection with any proceeding by a private party, consult with the Company in advance of any meeting or conference with such private party; provided, however, that materials may be redacted (x) as necessary to comply with contractual agreements, and (y) as necessary to address reasonable privilege or confidentiality concerns; provided that the Purchaser shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in such a manner that does not result in a loss of any such protection or privilege. The Purchaser shall (and, to the extent required, shall cause its Affiliates to) furnish to the Company such information and assistance as the Company reasonably may request in connection with the preparation of any submissions to, or proceedings by, any Governmental Authority. The Purchaser shall (and, to the extent required, shall cause its Affiliates to) not agree to participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the Company in advance and, unless prohibited by such Governmental Authority, gives the Company the opportunity to attend and participate at such meeting or conversation. The Purchaser shall not (without the consent of the Company) extend, directly or indirectly, any waiting period under the HSR Act or any other competition Law or enter into any contract with a Governmental Authority to delay or not to consummate the Transaction.The foregoing notwithstanding, the Purchaser shall not be required to take any of the following actions or steps: (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Purchaser, the Company and their respective subsidiaries and Affiliates, or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Purchaser’s and/or its subsidiaries’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Purchaser, the Company and/or their respective subsidiaries and Affiliates, in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any restraint, which would otherwise have the effect of preventing or delaying the Closing, as

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applicable. In addition, Purchaser shall not be required to defend through litigation on the merits any claim asserted before any Governmental Authority with applicable jurisdiction by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring on or prior to the Termination Date.
(d)Purchaser shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

Section 7.2Indemnification and Insurance.

(a)For a period of six (6) years following the Closing Date, in the event of any threatened or actual Action, whether civil, criminal or administrative, including any such Action by or in the right of the Company, in which any of the present or former officers or directors or managers of the Company (collectively, the “Company Indemnified Persons”) is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Closing Date, a director, officer, manager, employee or agent of the Company or of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, whether such claim arises before or after the Closing Date, the Purchaser shall cause the Company to indemnify and hold harmless, at least to the same extent and on terms and conditions no less favorable than those provided for in the Organizational Documents of the Company in effect immediately prior to the date of this Agreement (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), each such Company Indemnified Person against any Damages (including reasonable attorneys’ fees) in connection with any such Action. In determining whether a Company Indemnified Person is entitled to indemnification under this Section 7.2(a), if requested by such Company Indemnified Person, such determination shall be made by special, independent counsel selected by the Company Indemnified Person and approved by the Company (which approval shall not be unreasonably withheld). Without limiting the foregoing, in the event any such Action is brought against any Company Indemnified Persons (whether arising before or after the Closing), (i) the Company Indemnified Persons may retain the Company’s regularly engaged independent legal counsel or other counsel reasonably satisfactory to the Company, and the Company shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Persons, and (ii) the Company shall assist in the vigorous defense of any such matter. The Purchaser shall cause the Company to keep in effect, in its Organizational Documents, a provision that provides for indemnification of the Company Indemnified Persons to the extent required under this Section 7.2(a). Purchaser shall assume, and be jointly and severally liable for, and shall cause the Company to honor, each of the covenants in this Section 7.2.

(b)At the Closing, the Company shall purchase, with the premium and associated fees paid included as an Outstanding Company Expense, a “tail” policy providing directors’ and officers’ liability insurance coverage, for a period of six (6) years from the Closing Date, for the benefit of those Persons who are covered by the Company’s directors’ and officers’ liability insurance policies as of the Closing Date with respect to matters occurring at or prior to the Closing. Purchaser shall not take, and shall cause the Company not to take, any action to amend or terminate such policy and shall cause the Company to maintain in effect such policy

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for the term thereof; provided, however, that, if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2(b) shall be continued by the Company in respect of such claim until the final disposition thereof.
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Transaction indefinitely and shall be binding, jointly and severally, on all successors and assigns of Purchaser. In the event that Purchaser or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall succeed to the obligations set forth in this Section 7.2.
Section 7.3Post-Closing Access; Preservation of Records. From and after the Closing and to the extent consistent with all applicable Laws, Purchaser will make or cause to be made available to the Seller, the Holders’ Representative and the Holders all books, records and documents of the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Governmental Authorities or (iii) such other purposes for which access to such documents is believed by the Seller, the Holders’ Representative and/or the Holders to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not materially interfere with the normal operations of the Company and the reasonable out-of-pocket expenses of the Company incurred in connection therewith will be paid by the Seller, the Holders’ Representative and/or the Holders, as the case may be. Purchaser will cause the Company to maintain and preserve all such books, records and other documents for any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Seller, the Holders’ Representative and/or the Holders at the end of any such period.

Section 7.4Conversion or Liquidation of Seller. Nothing herein shall be considered as prohibiting or shall prohibit the Seller and the Holders, at any time after the Closing (including prior to the end of calendar year 2018), from either (i) converting the Seller to a limited liability company or (ii) effectuating a dissolution and liquidation of the Seller. If the Seller is converted to a limited liability company, obligations hereunder of Purchaser and/or Parent Guarantor and/or the Escrow Agent to the Seller (including without limitation obligations to pay to Seller any Adjustment Amounts and any Contingent Purchase Price and obligations to distribute amounts to Seller from the Adjustment Escrow Account and the Indemnification Escrow Account) shall continue to be obligations to the Seller (but rather as a limited liability company). If the Seller is dissolved and liquidated, the Seller may distribute and assign any and all of its rights under this Agreement to the Holders jointly or to a liquidating trust for the benefit of the Holders, and then from and after the date thereof, obligations hereunder of Purchaser and/or Parent Guarantor and/or the Escrow Agent to the Seller (including without limitation obligations to pay to Seller any Adjustment Amounts and any Contingent Purchase Price and obligations to distribute amounts to Seller from the Adjustment Escrow Account and the

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Indemnification Escrow Account) shall instead be obligations owing and payable to the Holders jointly or to a liquidating trust for the benefit of the Holders.
ARTICLE VIII
JOINT COVENANTS
Section 8.1Support of Transaction. Without limiting any covenant contained in Article VI (including the obligations of the Company and Purchaser with respect to the notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1), the Company and Purchaser shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third-parties that any of Purchaser, the Company, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or the Company Subsidiary or their Affiliates be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or the Company Subsidiary is a party in connection with the consummation of the transactions contemplated hereby, with the exception of any prepayment fee due under the Credit Agreement upon prepayment of the amounts due and owing under the Credit Agreement.

Section 8.2Escrow Agreement. Each of the Company, the Holders’ Representative, and Purchaser shall execute and deliver to one another the Escrow Agreement at the Closing.

Section 8.3Tax Matters.

(a) Subject to Section 8.3(b), with respect to any Tax Return that is required by Law to be filed by the Company (as opposed to by the Seller) following the Closing Date, the Purchaser shall prepare and timely file, or cause to be prepared and timely filed, such Tax Return (taking into account any applicable extensions to file such Tax Return). To the extent such Tax Return relates to a Pre-Closing Tax Period (including a Straddle Tax Period of the Company), Purchaser agrees that (i) such Tax Return shall be prepared and timely filed in a manner consistent with the most recent past practice of the Company and the other agreements relating to Tax matters set forth in this Section 8.3 (except as otherwise required by Law); and (ii) such Tax Return shall be delivered to the Holders’ Representative for review at least twenty (20) days prior to the intended filing date.

(b) Notwithstanding Section 8.3(a), the Seller and/or the Holders’ Representative shall prepare, or cause to be prepared, the IRS Form 1120S (and any comparable state and local forms and related information returns such as the IRS Form K-1 for each

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shareholder of the Seller or the Company) that includes for the Company any period ending on or prior to the Closing Date and includes for the Seller any period that includes operations of the Seller either prior to or after the Closing Date (the “S Corporation Returns”).

(c) Purchaser shall consider in good faith, any timely comments made by the Holders’ Representative to any Tax Return prepared under Section 8.3(a) or an amendment to a Tax Return under Section 8.3(g). The Holders’ Representative and Purchaser shall work in good faith to resolve any disagreements relating to any Tax Return of the Company for and/or including a Pre-Closing Tax Period (including a Straddle Tax Period) that is to be filed following the Closing Date. In the event that the parties cannot resolve their disagreement, the matter shall be submitted to the Independent Accountant to resolve in accordance with the principles provided for in Section 3.3, provided that if such disagreement is not resolved by the Independent Accountant or otherwise prior to the due date of such Tax Return (after taking into account applicable extensions), the Purchaser shall timely file (or cause to be timely filed) the Tax Return of the Company as prepared by Purchaser under Section 8.3(a) (subject to whatever changes as may have been agreed upon by the Holders’ Representative and Purchaser prior to filing); and once the disagreement is resolved, the Purchaser shall file, or cause to be filed, an amendment to such Tax Return of the Company as necessary to reflect the final determination by the Independent Accountant or otherwise. To the extent that any such amendment shows a refund of a Tax that was paid out of the Indemnification Escrow Funds, the Purchaser shall promptly return such amount to the Escrow Agent to be held under the Escrow Agreement (or, if the Escrow Agreement has been terminated, to the Seller for distribution to the Escrow Agent) and to the extent that any such amendment shows a Tax for which the Purchaser Indemnified Party is to be indemnified under Section 11.2(a), such amount shall be remitted to the Purchaser in accordance with Article XI and other applicable agreements.

(d) The Company and Purchaser agree (A) for all Tax purposes that (i) the F Reorganization shall be treated as an “reorganization” under Section 368(a)(1)(F) and the Seller shall succeed to the Company’s election as an S corporation; (ii) the acquisition of the Highland Interests shall be treated as an acquisition by Purchaser, and a sale by the Seller, of all of the Company’s assets for the applicable purchase price and (iii) any income Tax deductions associated with the Outstanding Company Expenses, the Stay Bonuses, the 2017 Profit Sharing Plan Contributions, the 2018 Profit Sharing Plan Contributions or the repayment of the Funded Debt that accrue or are paid on or prior to the Closing Date or pursuant to the Closing shall be claimed on the income Tax Returns of the Seller and/or the Company that include the pre-Closing operations of the Company; and (B) to prepare and file all Tax Returns consistently with the agreements set forth in clause (A) (except as otherwise required by Law).

(e) Each party hereto agrees to, and agrees to cause their Affiliates to, cooperate fully, as reasonably requested by the other parties, in connection with the preparation of any Tax Return of the Company for a period ending on or before the Closing Date or for any Straddle Tax Period of the Company and the conduct of any Tax Contest Claim. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to the Tax matters and making employees available on a mutually convenient basis to provide the additional information.

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(f) Purchaser shall promptly notify the Holders’ Representative in writing upon receipt by any Purchaser Indemnified Party or any of their Affiliates of any written notice from any Governmental Authority of an Action with respect to Taxes or Tax Returns of the Company or the Seller that could give rise to a claim for indemnification under Section 11.2(a) or that relates to an S Corporation Return (collectively, a “Tax Contest Claim”). Such notice shall include a copy of any correspondence and any other written material received from the applicable Governmental Authority. Purchaser and the Holders’ Representative shall in accordance with Section 8.3(e) cooperate with each other in the conduct of a Tax Contest Claim and, as necessary or requested, provide (or cause the applicable Purchaser Indemnified Party to provide) any power of attorneys with respect to such Tax Contest Claim. Notwithstanding any other provision of this Agreement, the Holders’ Representative shall have the right to control any Tax Contest Claim with respect to a Pre-Closing Tax Period of the Company or with respect to any Tax Period of the Seller which could result in a Tax that is subject to indemnification under Section 11.2(a) or that relates to any S Corporation Return (any such claim, a “Holders’ Tax Contest Claim”); provided that if the resolution or settlement of such Holders’ Tax Contest Claim could have an adverse effect on any Purchaser Indemnified Party in a Post-Closing Tax Period, (i) the Holders’ Representative shall keep the Purchaser informed regarding the progress and substantive aspects of such Holders’ Tax Contest Claim; (ii) Purchaser shall be entitled at its expense to participate in such Holders’ Tax Contest Claim; and (iii) the Holders’ Representative shall not compromise or settle any such Holders’ Tax Contest Claim without obtaining the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding any other provision of this Agreement, the Purchaser shall control the conduct of any Tax Contest Claim that the Holders’ Representative does not have the right to control, or has not yet elected to control; provided that (x) Purchaser shall keep the Holders’ Representative informed regarding the progress and substantive aspects of such Tax Contest Claim; (y) the Holders’ Representative shall be entitled at its expense to participate in such Tax Contest Claim; and (z) the Purchaser shall not, and shall not allow the Purchaser Indemnified Party, to settle any such Tax Contest Claim without obtaining the Holders’ Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). Holders’ Representative shall be solely responsible for contesting an Action with respect to Taxes or Tax Returns of the Holders, including those that relate to operations of the Company.
(g) After the Closing Date, except as required by Law or with the prior written consent of the Holders’ Representative (which shall not be unreasonably withheld or delayed), Purchaser shall not, and shall not cause or allow any other Purchaser Indemnified Person, to take any of the following actions with respect to a Tax Return of the Company that relates to a period ending on or prior to the Closing Date or a Straddle Tax Period: (i) file an amended Tax Return; (ii) make or change any Tax election; (iii) adopt or change any Tax accounting method; (iv) change any Tax accounting period; (v) agree to extend any statute of limitations with respect to Taxes of the Company or that relates to a S Corporation Return; (vi) initiate any voluntary disclosure with respect to any Tax matter; or (vii) take any similar action relating to Taxes or Tax Returns of the Company. Purchaser shall not, and shall not allow any Purchaser Indemnified Person to make any election under Code Sections 336 or 338 (or similar provisions of state or local or non-U.S. laws) with respect to the transactions contemplated by this Agreement. After the Closing Date, if the Holders’ Representative requests that an amendment to a Pre-Closing Tax Return be filed, Holders’ Representative or the Seller shall deliver to the

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Purchaser such amendment at least (20) days prior to the intended filing date for Purchaser’s review and filing pursuant to Section 8.3(c).

(h) The amount of any Income Tax or other Tax that is not a property or similar ad valorem Tax for any Straddle Tax Period that is apportioned to the Pre-Closing Tax Period of such Straddle Tax Period will be determined based on an interim closing of the books as of the Closing Time on the Closing Date. The amount of any property taxes or similar ad valorem Tax or franchise Tax for a Straddle Tax Period that is apportioned to the Pre-Closing Tax Period of such Straddle Tax Period shall equal the amount of the Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the period ending before the Closing Date and the denominator of which is the days in the entire period.

(i) Within thirty (30) days after the final determination of the Adjustment Amount, the Purchaser shall provide to the Holders’ Representative a schedule allocating the purchase price paid by the Purchaser for U.S. Federal income taxes for the assets of the Company among the assets of the Company (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with Schedule 8.3(i) and consistent with the preliminary purchase price allocation set forth in Schedule 8.3(i). If within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Holders’ Representative has not objected, the Purchase Price Allocation Schedule shall be final and binding. If the Holders’ Representative objects within the thirty (30) days, the Holders’ Representative and Purchaser shall work in good faith to resolve their differences; provided that if after the Holders’ Representative and Purchaser are unable to resolve their differences within twenty (20) days of the dispute, the Independent Accountant shall be retained to resolve the dispute. The determination of the Independent Accountant shall be made in accordance with the requirements of the Code and Schedule 8.3(i) and, absent manifest error, shall be final and binding. The costs of the Independent Accountant shall be shared equally by the Holders’ Representative and Purchaser. Unless otherwise required by a determination of a Governmental Authority that is final, the Purchaser shall for all Tax purposes, and shall cause the Company and all of its other Affiliates for all Tax purposes, to allocate the purchase price paid for the assets of the Company among the assets of the Company consistently with the Purchase Price Allocation Schedule as finalized and Purchaser, the Seller and the Holders shall allocate their sales price for the Company’s assets consistently with the Purchase Price Allocation Schedule as finalized.
(j) If the aggregate amount allocated to the inventory of the Company (as determined under Section 8.3(i) and/or ultimately by a Tax Authority) exceeds the book value of the inventory of the company (as of the Closing Date) by more than $1,000,000, the Purchaser shall pay to the Seller an amount equal to 27% of such excess (the “Additional Inventory Value Purchase Price”).

(k) If the aggregate amount allocated to the property, plant, and/or equipment of the Company in service as of November 30, 2017 exceeds $30,000,000 (as determined under Section 8.3(i) and/or ultimately by a Tax Authority) the Purchaser shall pay to the Seller an amount equal to 27% of such excess (the “Additional PP&E Value Purchase Price”). For the avoidance of doubt, any property, plant and equipment owned on or after December 13, 2017 by Spec-Tacular, Inc. or subject to a capital lease under which Spec-Tacular, Inc. is the lessee and which is acquired by the Company prior to the Closing shall not be considered for purposes of

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this Section 8.3(k) as being in service on November 30, 2017 although it was being used by the Company on November 30, 2017. The Additional Inventory Value Purchase Price plus the Additional PP&E Value Purchase Price shall be referred to herein as the “Additional Purchase Price.”

(l) If payable, the Additional Purchase Price shall be paid in cash within ten (10) days of the finalization of the Purchase Price Allocation Schedule.

(m) All refunds of Taxes of the Company for a Pre-Closing Tax Period (whether in the form of cash received or a credit or offset against Taxes payable) to the extent not reflected in the Closing Net Working Capital (as finally determined) shall be for the benefit of the Seller and the Holders. To the extent that the Purchaser or the Company or the Company Subsidiary receives a refund, credit or offset after the Closing Date that is for the benefit of the Seller and the Holders, the Purchaser shall pay an amount equal to such refund, credit or offset to the Escrow Agent to be added to Indemnification Escrow Fund or if at such time the Escrow Agreement has terminated, to the Holders, in proportion to their respective Allocation Percentages. The amount due shall be paid within ten (10) days of receiving the refund from the Governmental Authority (or, in the case of a credit or offset, ten (10) days after filing the Tax Return claiming such credit or offset).

(n) Except as otherwise required by Law, the parties agree to treat for all Tax purposes all indemnification payments under Article XI or payments with respect to refunds under this Article VIII as adjustments to the Purchase Price and shall make appropriate adjustments to the final Purchase Price Allocation Schedule to reflect those adjustments.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1Conditions to Obligations of Purchaser, the Company, the Seller and the Holders . The obligations of Purchaser, the Company, the Seller and the Holders to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b)There shall not be in force any Law or Governmental Order enjoining or prohibiting the consummation of the Transaction.
(c)The Company shall have entered into a Transition Services Agreement with certain Affiliates of the Holders in substantially the form of Exhibit 9.1(c) attached hereto.

(d)The Company shall have entered into a Lease Agreement with Durmax LLC with respect to the lease of certain real property located at 300 NW Phosphate Blvd., Mulberry, Florida in substantially the form of Exhibit 9.1(d) attached hereto (the “Mulberry Property Lease Agreement”).

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Section 9.2Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Purchaser:

(a)Resignations. Purchaser shall have received the resignations, effective as of the Closing, of each director, officer and manager of the Company.

(b)Representations and Warranties.
(i)Each of the representations and warranties of the Company contained in Article IV (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization), and Section 4.19(a) (No Material Adverse Effect), shall be true and correct as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiary, taken as a whole.

(ii)The representations and warranties of the Company contained in Section 4.19(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iii)Each of the representations and warranties of the Company contained in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), and Section 4.6(a) (Capitalization), shall be true and correct in all respects as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks as to an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for, in each case, any de minimis inaccuracies.

(c)Covenants. Each of the covenants of the Company and the Holders to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)Officer’s Certificate. The Company shall have delivered to Purchaser a certificate signed by an officer or manager of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer or manager, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled.

(e)Non-Competition Agreements. Each of Steven L. Maxwell and John D. Durham shall have executed and delivered to the Purchaser a Non-Competition and Non-Solicitation Agreement in substantially the form of Exhibit 9.2(e) attached hereto.
(f)Affiliate Agreements. Except for the Transition Services Agreement contemplated by Section 9.1(c) and the Mulberry Property Lease Agreement, all Affiliate Agreements shall have been terminated with no further obligations on the Company or the Company Subsidiary, and the other party to each Affiliate Agreement shall have released the

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Company from any further obligations under such agreements. In addition, all payables and receivables between the Company and (i) an officer or director or manager of the Company or (ii) an Affiliate of the Company or (iii) an Affiliate of an officer, director or manager of the Company shall have been satisfied.

(g)Spec-Tacular Leased Assets. The Company shall have title to all of the Spec-Tacular Leased Assets, free and clear of all liens and encumbrances (other than any Lien which is being released pursuant to a payoff letter for an amount that is included in the Closing Date Funded Debt Amount), and the Company shall have no further obligations under the Spec-Tacular Lease.

Section 9.3Conditions to the Obligations of the Company, Seller and Holders. The obligations of the Company, the Seller and the Holders to consummate, or cause to be consummated, the Transaction is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Holders.

(a)Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.
(b)Covenants. Each of the covenants of Purchaser to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)Officer’s Certificate. Purchaser shall have delivered to the Company, the Seller and the Holders a certificate signed by an officer of Purchaser, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)Leased Real Property Consent and Estoppel Certificate. The Company shall have obtained from Gordon Food Service, LLC the consent and estoppel certificate with respect to the leased property at 1401/1420 Gordon Food Service Drive, Plant City, Florida, in form reasonably satisfactory to the Company, as contemplated by Section 6.6.

(e)Supply Agreement. The Company shall have entered into a seven month supply agreement (with six month evergreen renewals absent termination by either party) with Heritage Renewable Technologies, LLC with respect to PET/RPET resin extrusion sheets, in substantially the form of Exhibit 9.3(e) attached hereto.

Section 9.4Satisfaction of Conditions. All conditions to the obligations of the Company, the Seller, the Holders and Purchaser to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

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ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)by mutual written consent of the Company and Purchaser;

(b)prior to the Closing, by written notice to the Company from Purchaser if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(b) or Section 9.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Purchaser provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Purchaser of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 30, 2018 (the “Termination Date”), or (iii) the consummation of the Transaction is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (i), (ii) or (iii) shall not be available if Purchaser is in material default or breach of this Agreement or if Purchaser’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)prior to the Closing, by written notice to Purchaser from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Purchaser of notice from the Company of such breach, but only as long as each of Purchaser continues to exercise such reasonable best efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transaction is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (i), (ii) or (iii) shall not be available if the Company is in material default or breach of this Agreement or if the Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

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(d)by the Company by giving written notice to Purchaser at any time prior to the Closing if (i) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that are to be satisfied by actions taken at the Closing or those conditions which have not been satisfied as a result of the breach of this Agreement by Purchaser) have been satisfied, (ii) the Company has indicated in writing to Purchaser that all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Company (or confirmed in writing that any such conditions will be waived at Closing), as the case may be, (iii) the Company is prepared to consummate the Closing and (iv) Purchaser fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.2(a).

Section 10.2Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than (a) the provisions of Article I, this Section 10.2 and Article XI and Article XII (collectively, the “Surviving Provisions”), the Confidentiality Agreement and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement, and (b) liability of any Party for any breach of this Agreement by such Party occurring prior to termination of an obligation or covenant contained in this Agreement (including, in the case of a breach by Purchaser, damages based on the consideration payable to the Seller pursuant to this Agreement, which shall be deemed in such event to be damages of the Company).

ARTICLE XI
INDEMNIFICATION
Section 11.1Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for eighteen (18) months from the Closing Date (such date, the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed. No Indemnification Claim may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XI, specifying, in reasonable detail, the basis of the claim and (ii) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the Survival Expiration Date, such Indemnification Claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim. No Indemnification Claim arising from a claim (or an expected claim) by a third-party may be asserted pursuant to this Agreement unless such third-party has actually commenced an action and, if the third-party claim is with respect to Taxes, the Indemnified Party has received a written notice of assessment or written notice of deficiency, in each case, with respect to the specific matters of such Indemnification Claim.

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Section 11.2Indemnification.

(a)Subject to Section 11.4, from and after the Closing Date, Purchaser and its Subsidiaries (collectively, the “Purchaser Indemnified Parties”) shall be entitled to indemnification solely from the Indemnification Escrow Funds for any and all Damages to the extent arising from (i) any breach of any representation or warranty the Company has made in Article IV, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by the Company or the Holders prior to or at the Closing or by the Holders after the Closing, (iii) any Pre-Closing Taxes (except to the extent amounts with respect to such Taxes were taken into account in the calculation of the Closing Date Net Working Capital), or (iv) any noncompliance with the requirements of all applicable state and federal immigration laws, including the Federal Immigration Reform and Control Act of 1986, as amended (“IRCA”).

(b)Subject to Section 11.4, from and after the Closing Date, Purchaser shall indemnify, defend and hold the Holders harmless for any and all Damages to the extent arising from (i) any breach of any representation or warranty Purchaser has made in Article V, or (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Purchaser prior to or at the Closing or by Purchaser or the Company after the Closing.

(c)The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

Section 11.3Indemnification Claim Procedures.

(a)Upon receipt of any notice of an Action that may give rise to an Indemnification Claim by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly (i) notify or cause to be notified the Indemnitor and (ii) deliver or cause to be delivered to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give or cause to be given such notice or (2) the Indemnified Party fails to notify or cause to be notified the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(a) prior to the Survival Expiration Date.
(b)An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the

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Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor shall not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (B) the Indemnitor may thereafter assume at any time the defense of such Action. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Seller, the Holders’ Representative and/or the Holders as the Indemnitor, at the election of the Indemnitor, the costs and expenses of such defense of, and any payment in respect of, any Action, including any settlement thereof, shall be paid from the Indemnification Escrow Funds and Purchaser and the Seller, the Holders’ Representative and/or the Holders, as the case may be, shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such portion of the Indemnification Escrow Funds as is reasonably requested in writing by the Seller, the Holders’ Representative and/or the Holders, as the case may be, to pay such costs and expenses or other amounts; provided, however, that no amounts will be payable from the Indemnification Escrow Funds, unless the Indemnified Party is actually entitled to indemnification hereunder.

(c)At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

Section 11.4Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:

(a)Indemnification Cap. The aggregate amount of Damages for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to this Article XI will, subject to the immediately following sentence, not exceed $1,500,000. The Indemnification Escrow Amount then remaining in escrow shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 11.2(a)(i) and as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 11.2(a)(iv).
(b)Claims Basket. The Purchaser Indemnified Parties shall only be entitled to indemnification pursuant to Section 11.2(a)(i) (other than for claims for breaches of Fundamental Representations) to the extent the aggregate amount of all Damages incurred by the Purchaser

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Indemnified Parties for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 11.2(a)(i) (other than for claims for breaches of Fundamental Representations) exceeds $1,500,000 (the “Basket Amount”), and once the aggregate amount of such Damages exceeds the Basket Amount, the Purchaser Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. The Basket Amount shall not apply to any indemnification claims under Section 11.2(a)(ii), Section 11.2(a)(iii), or Section 11.2(a)(iv), or for claims for breaches of Fundamental Representations under Section 11.2(a)(i).

(c)Damages Net of Insurance Proceeds and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds (but not including any possible recovery under the RWI Policy), indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates may be entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.
(d)Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e)Calculation of Damages. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach or an inaccuracy of any representation or warranty, and for purposes of determining the amount of Damages resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, or “in all material respects” or any similar term or phrase will be disregarded, it being the understanding of the Parties that for the purposes of determining liability under this Article XI, the representations and warranties of the Parties contained in this Agreement will be read as if such terms and phrases were not included in them; provided, however, that the foregoing shall not apply to (i) the term “Material Permit” or when used as an adjective in any definition set forth in Section 1.1 and (ii) any representation or warranty set forth in (A) the last sentence of Section 4.7; (B) Sections 4.11(a)(viii), (xiii) and (xvi); (C) the first sentence of Section 4.12(a); (D) Section 4.18(f); (E) Section 4.19(a); (F) the first sentence of Section 4.21(a); (G) Section 4.21(f); (H) the first sentence of Section 4.22; and (I) the second sentence of Section 4.23.

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(f)Damages Reserved for on the Post-Closing Statement or Included in Purchase Price. No Purchaser Indemnified Party shall be entitled to indemnification for any Damages (i) in respect of any liability or obligation accrued or reserved for on the Post-Closing Statement or (ii) in respect of any liability included in the calculation of the Purchase Price.

(g)No Duplicate Claims. In the event a Purchaser Indemnified Party or the Seller, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Purchaser Indemnified Party or the Seller, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.

(h)Limitations on Tax Indemnification. No Purchaser Indemnified Party shall be indemnified for the following Taxes (or related Damages): (i) any Tax with respect to a Post-Closing Tax Period (other than such Taxes arising from a breach of a representation in Section 4.14(l)); (ii) any Tax attributable to a breach of the Purchaser or its Affiliates (including the Company and its Subsidiaries) of any provision of this Agreement; (iii) any Transfer Tax; or (iv) any Tax to the extent included in the computation of the Purchase Price.

Section 11.5Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XI.

Section 11.6Indemnification Sole and Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, except for intentional fraud, claims under this Article XI shall be the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to the transactions contemplated by this Agreement and the Indemnification Escrow Funds shall be the sole source of recovery of the Purchaser Indemnified Parties. The parties recognize that any further recovery for breaches of representations and warranties under this Agreement by the Purchaser Indemnified Parties shall be under the RWI Policy (subject to the terms and conditions thereof). In furtherance of the foregoing, Purchaser and each of the Purchaser Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XI. Without limiting the generality of the foregoing:

(a)each of Purchaser hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

(b)after the Closing Date, none of the Purchaser Indemnified Parties may seek the rescission of the transactions contemplated by this Agreement;

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(c)the provisions of and the limited remedies provided in this Article XI were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Purchase Price;

(d)the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(e)the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transaction or the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement;

(f)the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and

(g)for the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 3.3 shall not be considered “remedies” for purposes of this Section 11.6 and shall not be limited by the terms of this Section 11.6.

Section 11.7Release of Escrow. The Escrow Agreement shall specify that the Indemnification Escrow Funds (if any) shall be released to the Seller (or the Holders, in proportion to their respective Allocation Percentages if so directed in writing by the Holders’ Representative) on the first Business Day following the Survival Expiration Date; provided, however, that, if any Indemnification Claim shall have been properly asserted by any Purchaser Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remains pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Funds released to the Seller (or the Holders, in proportion to their respective Allocation Percentages if so directed in writing by the Holders’ Representative) shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Holders promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 11.7 provides for the release of Indemnification Escrow Funds, each of Purchaser and Seller (or the the Holders’ Representative, on behalf of the Holders) shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 11.7 and the Escrow Agreement.

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ARTICLE XII
MISCELLANEOUS

Section 12.1Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or similar managing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.2Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if delivery is confirmed), addressed as follows:

(a)If to Parent Guarantor or Purchaser, to:

Sonoco Products Company
One North Second Street
Hartsville, South Carolina 29550
Attention: President and General Counsel
Facsimile: (843) 339-6352
Email: john.florence@sonoco.com

with copies to (which shall not constitute notice):

Haynsworth Sinkler Boyd, P.A.
1201 Main Street, Suite 2200
Columbia, South Carolina 29201
Attention: Randolph B. Epting
Facsimile: (803) 765-1243
Email: repting@hsblawfirm.com

If to the Company (prior to the Closing), to:
Highland Packaging Solutions, Inc.
1420 Gordon Food Service Drive
Plant City, Florida 33563
Attention: President
Facsimile: (863) 844-4292
Email: jbaird@highcor.com

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with copies to (which shall not constitute notice):
Trenam Law
101 East Kennedy Boulevard, Suite 2700
Tampa, Florida 33602
Facsimile: (813) 229-6553
Email: gteblum@trenam.com

If to the Holders, to:
c/o John D. Durham
921 N. Chaparral #103
Corpus Christi, TX 78401
Facsimile: (361) 882-1053
Email: John.durham@spectacularinc.com

with copies to (which shall not constitute notice):
Trenam Law
101 East Kennedy Boulevard, Suite 2700
Tampa, Florida 33602
Facsimile: (813) 229-6553
Email: gteblum@trenam.com

and

Branscomb PC
The Norwood Tower
114 West Seventh Street
Suite 725
Austin, Texas 78701
Facsimile: (512) 735-7805
Email: jdickerson@branscombpc.com

or to such other address or addresses as the parties may from time to time designate in writing.
Section 12.3Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.4Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers,

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directors and managers of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) the past, present and future directors, officers, managers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.15 and (iii) Trenam and Branscomb are intended third party beneficiaries of and may enforce Section 12.16.

Section 12.5Expenses. Except as otherwise provided herein (including Section 3.3(b), Section 3.4, and Section 3.5), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 3.3; provided that Purchaser shall be responsible for all Transfer Taxes, and Purchaser shall, at its own expense, timely file all necessary Tax Returns with respect to all such Transfer Taxes.

Section 12.6Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.7Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 12.8Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The disclosures in any Schedule shall provide information regarding, and qualify only, the corresponding numbered and lettered Sections of this Agreement, unless and to the extent that (a) cross references to other Sections or Schedules are set forth in the Schedules or (b) it is reasonably apparent from a facial reading of the disclosure that, notwithstanding the absence of any such cross references, such disclosure applies to or qualifies one or more of the other Sections or Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.9Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), that certain Confidentiality Agreement, dated as of October 5, 2017

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by and between Parent Guarantor and the Company (the “Confidentiality Agreement”), and the other Transaction Documents constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.
Section 12.10Amendments. This Agreement may be amended or modified in whole or in part, only with the prior written consent of Purchaser, the Company and the Holders.

Section 12.11Publicity. Except to the extent otherwise required by applicable Law or the rules of any applicable stock exchange, none of the parties will, and each Party will cause its Affiliates and its and their respective Representatives not to, issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this Section 12.11 shall restrict (a) any Party from making all required filings with the appropriate Governmental Authority concerning the Transactions as Purchaser determines in its sole discretion; or (b) restrict any Party from providing information regarding the transaction contemplated hereby or the contents of this Agreement to any Governmental Authority in connection with required HSR Act or other filings or in response to information requests by a Governmental Authority concerning the transactions contemplated herein, in each case, to the extent otherwise permitted by this Agreement.

Section 12.12Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.13Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or

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otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.13. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section 12.14Enforcement. Each Party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Party acknowledges and agrees that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party acknowledges and agrees that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with this Section 12.14 and concurrently pursue the payment of any damages under Section 10.2, under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance that results in a Closing (and the payment of any fees, costs and expenses (including legal fees) incurred by or on behalf of the Company or the Company Subsidiary or Affiliates in connection with the Company’s pursuance of such grant of specific performance, which Purchaser shall pay or cause to be paid to the Company (such payment shall be deemed to have been made prior to 11:59 p.m. Florida time on the day immediately preceding the Closing Date) if the Company is actually granted specific performance in accordance with this Section 12.14) and (B) damages under Section 10.2.

Section 12.15Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Company under and to the extent provided under Section 12.14, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, manager, employee, incorporator, member, partner,

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stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Purchaser under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.16Acknowledgement and Waiver.

(a)It is acknowledged by each of the parties hereto that each of the Company, the Holders and the Seller has retained Trenam Law (“Trenam”) and Branscomb, P.C. (“Branscomb”) to act as their counsel in connection with the transactions contemplated hereby and that neither Trenam nor Branscomb has acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Purchaser and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of either of Trenam’s or Branscomb’s representation of the Company, any of the Holders and the Seller related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among Trenam, Branscomb, the Company, the Holders, the Seller and/or their respective Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and the Company Subsidiary, on the one hand, and Trenam or Branscomb related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Seller, (ii) the Company hereby releases all of its rights and interests to and in such communications and related materials and (iii) the Company hereby releases any right to assert or waive any privilege related to the communications referenced in this Section 12.16 and acknowledge and agree that all such rights shall reside with the Seller.

(b)Purchaser and its Affiliates (including, from and after the Closing, the Company), agrees that, notwithstanding any current, prior or future representation of the Company by Trenam or Branscomb, each of Trenam and Branscomb shall be allowed to represent any of the Holders, the Seller or any of their respective Affiliates in any matters and disputes adverse to Purchaser or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Purchaser, on behalf of itself and its Affiliates (including, from and after the Closing, the Company), hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, Purchaser, on behalf of itself and its Affiliates (including, from and after the Closing, the Company), agrees that, in the event that a dispute arises after Closing between Purchaser or the Company, on the one hand, and any of the Holders, the Seller or any of their respective Affiliates, on the other, each of Trenam or Branscomb may represent such Holder, the Seller or any of their respective Affiliates in such dispute even though the interests of such Holder, the Seller or any of their respective Affiliate may be directly adverse to Purchaser

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or the Company and even though Trenam or Branscomb may have represented the Company in a matter substantially related to such dispute.

(c)Purchaser, on behalf of itself and its Affiliates (including, from and after the Closing, the Company), acknowledges that any advice given to or communication with any Holders, the Seller or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Holder, the Seller and any Affiliate of each such party. Each of Purchaser and the Company hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Trenam and Branscomb.

Section 12.17Parent Guarantee. Parent Guarantor hereby (i) agrees to take any and all actions necessary to cause Purchaser to perform all of their respective obligations under this Agreement in accordance with their respective terms (including with respect to the consummation of the Transaction, the payment of any and all amounts required pursuant to Article III and, if applicable, any amounts payable pursuant to Section 10.2) (collectively, the “Guaranteed Obligations”) and (ii) absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and complete performance by Purchaser of the Guaranteed Obligations, and Parent Guarantor shall be liable for any breach by Purchaser of any of the Guaranteed Obligations. This is a guarantee of payment (not of collection) and performance. The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Purchaser becomes subject to bankruptcy, reorganization or similar proceedings, and the failure of the Company to so file shall not affect Parent Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than in circumstances where Parent Guarantor is not liable to make such payment), Parent Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been rescinded or returned. Parent Guarantor hereby waives promptness, diligence, presentment, demand of performance, demand of payment, filing of any claim, any right to require any proceeding first against Purchaser, protest, notice of any kind and all demands whatsoever and all suretyship defenses generally in connection with the performance of its covenants, agreements and obligations set forth in this Section 12.17. Notwithstanding the foregoing, to the extent Purchaser is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in this Agreement or pursuant to any other agreement with the Seller, Parent Guarantor shall be similarly relieved of its corresponding obligations under this Section 12.17. Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 12.17 are knowingly made in contemplation of such benefits.

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ARTICLE XIII
HOLDERS’ REPRESENTATIVE

Section 13.1Appointment.

(a)Each of the Holders authorizes and irrevocably appoints John D. Durham as the Holders’ Representative, to serve as agent for and attorney-in-fact of such Holder (the individuals or entity fulfilling such role, as determined by this Section 13.1, the “Holders’ Representative”), with full power and authority, including power of substitution, acting in the name of, or for and on behalf of, each Holder, to do the following: (i) deliver and receive notices, including service of process, with respect to any matter under this Agreement; (ii) execute and deliver any and all documents (including the Escrow Agreement) and take any and all such actions as shall be required or permitted of the Holders’ Representative pursuant to this Agreement or the Escrow Agreement, including any and all such documents and actions with respect to the final determination of the Closing Date Net Working Capital and Closing Date Cash Amount pursuant to Section 3.3; (iii) provide notice of, demand, pursue and enforce, in its discretion, any claim against the Purchaser for a breach of this Agreement including any claim for indemnification pursuant to Article XI; (iv) take, in its discretion, any and all actions, and deliver and receive any and all notices hereunder in respect of or in connection with any claim for indemnification by any Purchaser Indemnified Parties against the Indemnification Escrow Amount pursuant to Article XI, including the negotiation, settlement or compromise of any disagreement or dispute with Purchaser Indemnified Parties in respect thereof; (v) take, in its discretion, any and all actions, and deliver and receive any and all notices, including service of process, under the Escrow Agreement, including authorizing the payment out of the Indemnification Escrow Amount or the Adjustment Escrow Amount of such amounts as the Holders’ Representative deems in its sole discretion to be so payable; (v) withhold funds to pay expenses and obligations arising in its capacity as Holders’ Representative; (vi) execute and deliver, on behalf of the Holders, any contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such contract, agreement, amendment or other document or certificate to have the effect of binding the Holders as if the Holders had personally entered into such agreement; (vii) take all such other actions as the Holders’ Representative shall deem necessary or appropriate, in its discretion, for the accomplishment of the foregoing and the consummation of the Transactions, and (viii) engage such attorneys, accountants, consultants and other Persons as the Holders’ Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder.

(b)Any decision, act, consent, approval or instruction of the Holders’ Representative given or made pursuant to this Section 13.1 shall constitute a decision, act, consent, approval or instruction of the Holders, and the Purchaser and the Company shall be entitled to conclusively rely upon any representation of the Holders’ Representative with respect to any such act, decision, consent, approval or instruction of the Holders. The appointment and power of attorney made in this Section 13.1 shall to the fullest extent permitted by applicable Laws be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by applicable Laws be irrevocable and not be subject to termination by operation of applicable Laws, whether by the death or incapacity or liquidation or dissolution

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of any Holder or the occurrence of any other event or events. Any action taken by the Holders’ Representative on behalf of the Holders pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not the Holders’ Representative, the Company or the Purchaser shall have received notice of any such death, incapacity, liquidation, dissolution or other event.
(c)The Holders’ Representative shall have the sole and exclusive right to handle the foregoing matters for which the Holders’ Representative has been appointed the exclusive agent and attorney-in-fact of the Holders. No Holder (other than, if applicable, the Holders’ Representative) shall have any right to participate in the resolution with Purchaser or the Company of such matters in any manner.

(d)Notwithstanding anything in this Section 13.1 to the contrary, (i) the Holders’ Representative shall not be permitted to enter into any amendment to this Agreement or other Transaction Document that increases the amount of, or extends the time limit with respect to, any liabilities or obligations of a Holder hereunder or thereunder in any manner without the prior written consent of such Holder, (ii) the Holders’ Representative shall not be permitted to bind any Holder or its Affiliates to a substantive, non-monetary obligation, covenant or restriction without the prior written consent of such Holder, and (iii) with respect to an indemnification claim pursuant to Section 11.2(a) by a Purchaser Indemnified Party against a specific Holder, such Holder (and not the Holders’ Representative) shall act as the Indemnifying Party hereunder for all purposes, including with respect to the defense thereof; provided, that nothing in this subclause (iii) shall be deemed to result in or create any limitation whatsoever on the rights of any Purchaser Indemnified Party, including with respect to the effectiveness of any notice given in accordance with any notice provision in this Agreement.

Section 13.2Holders’ Representative Fund.
(a)The Holders’ Representative Fund will be available following the Closing for use by the Holders’ Representative in its discretion for the payment of all costs and expenses incurred by the Holders’ Representative in connection with the exercise by it of the authority granted to it herein (including, without limitation, reasonable attorney’s fees and expenses, the fees and expenses of any accountants or other professional advisors retained by the Holders’ Representative and any portion of the fees and expenses of the Neutral Accountant for which the Holders’ Representative is liable hereunder). The Holders’ Representative in its discretion may also use the Holders’ Representative Fund to satisfy any finally determined obligations that are required to be satisfied by the Holders.

(b)Any portion of the Holders’ Representative Fund remaining after the Expiration Date (or, if later, upon the final resolution of all claims asserted against the Indemnification Escrow Amount), after payment of any costs and expenses incurred by the Holders’ Representative through such date and of any other obligations of the Holders as of such date pursuant to this Article XIII shall be distributed to the Seller (or to the Holders in accordance with their respective Allocation Percentage if so directed in writing by the Holders’ Representative). Notwithstanding anything herein to the contrary, prior to the final distribution of any remaining portion of the Indemnification Escrow Amount or the Adjustment Escrow Amount, as applicable, to the Holders, the Holders’ Representative shall be permitted to be

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reimbursed out of such remaining portion of the Indemnification Escrow Amount or the Adjustment Escrow Amount, as applicable, for any and all reasonable costs and expenses of the Holders’ Representative in excess of the remaining portion of the Holders’ Representative Fund at such time. In furtherance of the foregoing, upon request of the Holders’ Representative prior to the final distribution of the remaining Indemnification Escrow Amount or Adjustment Escrow Amount, as applicable, to the Holders, the Holders’ Representative and the Purchaser shall deliver to the Escrow Agent a written instruction to the Escrow Agent to release to the Holders’ Representative an amount equal to its reasonable costs and expenses in excess of the remaining portion of the Holders’ Representative Fund out of funds otherwise distributable to the Holders.

Section 13.3Substitute Appointment.
In the event of the death, incapacity, liquidation, or dissolution of the Holders’ Representative, as applicable, the Holders’ Representative (or its trustee, receiver or personal representative) shall promptly designate a substitute and provide written notice to the Purchaser and the Holders of such substitute, which substitute shall from the time of such designation have all the rights and responsibilities of the Holders’ Representative hereunder.

Section 13.4Reliance by Holders’ Representative. As between the Holders’ Representative and the other Holders, the Holders’ Representative shall be entitled to rely, and shall be fully protected against the other Holders in relying upon any statements furnished to it by any Holder, the Purchaser or, following the Closing, the Company, and the Holders’ Representative shall be entitled to act on the advice of counsel selected by it and shall not be liable to any Holder for any action or inaction done in good faith by the Holders’ Representative based on such advice.

Section 13.5No Liability of Holders’ Representative. The Holders’ Representative will not be liable to the Holders for any action taken by the Holders’ Representative in good faith in the absence of intentional misconduct, gross negligence, or bad faith and the Holders shall severally (and not jointly), in accordance with their respective Allocation Percentages, indemnify the Holders’ Representative from any Losses arising out of service in its capacity as the Holders’ Representative hereunder or under the Escrow Agreement, except to the extent such Losses are incurred due to the intentional misconduct, gross negligence, or bad faith of the Holders’ Representative. The Holders’ Representative is serving in such capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Holders hereunder, and the Purchaser agrees on behalf of itself and all Purchaser Indemnified Parties not to look to the assets of the Holders’ Representative, in such capacity, for the satisfaction of any obligations of the Holders hereunder. In no event shall the Holders’ Representative be liable to any Holder for indirect, punitive, special or consequential damages.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

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PURCHASER

SONOCO PLASTICS, INC.
By:_________________________________
Name:_______________________________
Title:________________________________

PARENT GUARANTOR

Solely for purposes of Section 12.17 and all related definitions:

SONOCO PRODUCTS COMPANY

By:_________________________________
Name:_______________________________
Title:________________________________

COMPANY
HIGHLAND PACKAGING SOLUTIONS, INC.

By:_________________________________
Name:_______________________________
Title:________________________________

HOLDERS
____________________________________________
Steven L. Maxwell
____________________________________________
John Durham
____________________________________________
John Allen Baird
____________________________________________
Roger Dale Hanna, Jr.
____________________________________________
William Raymond Clark, Jr.
____________________________________________
Hal Scott Lindley
HOLDERS’ REPRESENTATIVE
____________________________________________
John D. Durham

Exhibit 3.3(d)
Form of Escrow Agreement
See attached.

Exhibit 6.6
Sublandlord Consent and Estoppel Certificate
See attached.

Exhibit 9.1(c)
Form of Transition Services Agreement
See attached

Exhibit 9.1(d)
Form of Lease Agreement (Mulberry Property)
See attached

Exhibit 9.2(e)
Form of Non-Competition and Non-Solicitation Agreement
See attached

Exhibit 9.3(e)
Form of Supply Agreement
See attached